Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

XTEND AI ROBOTICS, INC.,

XT MERGER SUB 2, INC.,

JFB CONSTRUCTION HOLDINGS,

and

XTEND REALITY EXPANSION LTD.

dated as of

February 13, 2026

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Article IV REPRESENTATIONS AND WARRANTIES OF PUBCO		40
Section 4.1.	Qualification, Organization, Etc.	40
Section 4.2.	Capitalization	41
Section 4.3.	Corporate Authority	43
Section 4.4.	Governmental Consents; No Violation	44
Section 4.5.	SEC Reports and Financial Statements	44
Section 4.6.	Internal Controls and Procedures	45
Section 4.7.	No Undisclosed Liabilities	46
Section 4.8.	Absence of Certain Changes or Events	47
Section 4.9.	Compliance with Law; Permits	47
Section 4.10.	Employee Benefits	48
Section 4.11.	Labor Matters	51
Section 4.12.	Tax Matters	52
Section 4.13.	Litigation	53
Section 4.14.	Intellectual Property	54
Section 4.15.	Privacy and Data Protection	58
Section 4.16.	Real Property; Assets	58
Section 4.17.	Material Contracts.	59
Section 4.18.	Environmental Matters	60
Section 4.19.	Customers and Vendors.	61
Section 4.20.	Information Supplied	62
Section 4.21.	Opinion of Financial Advisor	62
Section 4.22.	Takeover Statutes	62
Section 4.23.	Related Party Transactions	62
Section 4.24.	Finders and Brokers	62
Section 4.25.	Stock Ownership	63
Section 4.26.	No Other Representations	63

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER		63
Section 5.1.	Conduct of Business by the Company Pending the Closing	63
Section 5.2.	Conduct of Business by Pubco Pending the Closing	66
Section 5.3.	No Solicitation by the Company.	70
Section 5.4.	No Solicitation by Pubco.	72
Section 5.5.	Preparation of the Registration Statement and the Information Statement/Proxy Statement; Company Shareholders Meeting; Pubco Stockholder Written Consent.	75

Article VI ADDITIONAL AGREEMENTS		77
Section 6.1.	Access; Confidentiality; Notice of Certain Events.	77
Section 6.2.	Reasonable Best Efforts	79
Section 6.3.	ITAR Material Change Notice	82
Section 6.4.	Publicity	83
Section 6.5.	D&O Insurance and Indemnification	83
Section 6.6.	Takeover Statutes	85
Section 6.7.	Obligations of Merger Subs	86
Section 6.8.	ITAR Notification

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Section 6.9.	Rule 16b-3	86
Section 6.10.	Stockholder Litigation	86
Section 6.11.	Director Resignations	86
Section 6.12.	Stock Exchange Listing	86
Section 6.13.	Related Party Contracts	87
Section 6.14.	Support Agreement	87
Section 6.15.	Control of the Company’s or Pubco’s Operations	87
Section 6.16.	Merger Proposal; Certificate of Merger	87
Section 6.17.	[Reserved]	89
Section 6.18.	Tax Rulings	89
Section 6.19.	U.S. Tax Matters	90
Section 6.20.	Financial Statements	90
Section 6.21.	Post-Closing Newco Board	91
Section 6.22.	Company Consideration Schedule	91

Article VII CONDITIONS TO CONSUMMATION OF THE MERGERS		92
Section 7.1.	Conditions to Each Party’s Obligations to Effect the Merger	92
Section 7.2.	Conditions to Obligations of Pubco	93
Section 7.3.	Conditions to Obligations of the Company	94

Article VIII TERMINATION		95
Section 8.1.	Termination	95
Section 8.2.	Effect of Termination	97

Article IX MISCELLANEOUS		100
Section 9.1.	Amendment and Modification; Waiver.	100
Section 9.2.	Non-Survival of Representations and Warranties	101
Section 9.3.	Expenses	100
Section 9.4.	Notices	100
Section 9.5.	Interpretation.	102
Section 9.6.	Counterparts	103
Section 9.7.	Entire Agreement; Third Party Beneficiaries	104
Section 9.8.	Severability	104
Section 9.9.	Governing Law; Jurisdiction	104
Section 9.10.	Waiver of Jury Trial	105
Section 9.11.	Assignment	105
Section 9.12.	Enforcement; Remedies	106

Annexes

Annex A	Certain Definitions
Annex B	Form of Company Shareholder Support Agreement
Annex C-1	Form of Pubco Investor Support Agreement
Annex C-2	Form of Pubco Insider Support Agreement
Annex D-1	Form of SAFE 1
Annex D-2	Form of SAFE 2
Annex E	Pubco Stockholder Written Consent
Annex F	Newco A&R Charter
Annex G	Newco A&R Bylaws
Annex H	Form of Newco Prefunded Warrant
Annex I	Form of Newco Equity Plan
Annex J	Form of Newco ESPP
Annex K	Form of IIA Undertaking

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2026, is by and among Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), JFB Construction Holdings, a Nevada corporation (“Pubco”), and XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Newco, Pubco, Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in anticipation of the Mergers, Newco has caused to be formed Merger Sub 2 and Newco shall cause to be formed an Israeli shell company prior to Closing under the laws of the State of Israel as a direct, wholly-owned subsidiary of Newco (“Merger Sub 1” and together with Merger Sub 2, the “Merger Subs”);

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) Merger Sub 1 shall be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco, and in connection therewith each and every share of capital stock of the Company (excluding Company Cancelled Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Newco Common Stock and (ii) immediately after the Company Merger, Merger Sub 2 shall be merged with and into Pubco (the “Pubco Merger” and, together with the Company Merger, the “Mergers”), with Pubco surviving as a direct, wholly-owned subsidiary of Newco, and in connection therewith, each and every share of capital stock of Pubco (excluding Pubco Cancelled Shares) that are issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Newco Common Stock;

WHEREAS, as a result of such Mergers, Pubco and the Company each shall become wholly owned subsidiaries of Newco, and Newco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) at a meeting duly called and held, unanimously adopted resolutions, among others, (i) resolving that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the Company Merger, are fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (ii) approving this Agreement and the Transactions (including the Pubco Stockholder Support Agreement) on the terms and subject to the conditions set forth herein, and (iii) resolving to recommend that the Company Shareholders approve and adopt this Agreement and the Transactions, including the Company Merger (the “Company Board Recommendation”);

WHEREAS, the board of directors of Pubco (the “Pubco Board of Directors”) at a meeting duly called and held, unanimously adopted resolutions, among others, (i) resolving that this Agreement and the Transactions, including the Pubco Merger, are fair to, and in the best interests of, Pubco and Pubco’s stockholders (the “Pubco Stockholders”), (ii) approving this Agreement, the Company Shareholder Support Agreement, and the Transactions (including the Pubco Merger), (iii) directing that this Agreement, the Company Shareholder Support Agreement, and the Transactions (including the Pubco Merger) be submitted to the holders of Pubco Common Stock for approval, and (iv) resolving to recommend to the holders of Pubco Common Stock to approve this Agreement, the Company Shareholder Support Agreement, and the Transactions (including the Pubco Merger) Pubco (such recommendation described in this clause (iv), the “Pubco Board Recommendation”);

WHEREAS, the board of directors of Merger Sub 1, the board of directors of Merger Sub 2, and Newco as the sole shareholder of Merger Sub 1 and Merger Sub 2, have approved this Agreement and determined that this Agreement and the Transactions, including the Mergers and the issuance of common stock of Newco (“Newco Common Stock”) pursuant to this Agreement (the “Newco Stock Issuance”) are fair to, and in the best interests of, Pubco, Merger Sub 1 and Merger Sub 2 and their respective equityholder(s);

WHEREAS, as a condition to Pubco entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for Pubco to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Pubco is entering into a support agreement, in the form attached as Annex B hereto, with certain Company Shareholders pursuant to which, among other things, such Company Shareholders have agreed, subject to the terms thereof, to vote all of such Company Shareholders’ Company Shares in accordance with the terms of such support agreement (the “Company Shareholder Support Agreement”);

WHEREAS, as a condition to the Company entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company is entering into (i) a support agreement, in the form attached as Annex C-1 hereto (the “Pubco Investor Support Agreement”), with a certain stockholder of Pubco pursuant to which, among other things, such stockholder has agreed, subject to the terms thereof, to (w) vote all of such stockholder’s shares of Pubco Common Stock in accordance with the terms of such Pubco Stockholder Support Agreement, (x) be subject to certain restrictions on dispositions of its Pubco Common Stock held by such stockholder from the date hereof through the Closing Date, (y) be subject to certain restrictions on dispositions of its Newco Common Stock after the Closing Date and (z) exercise the Pubco warrants (“Pubco Warrants”) issued to such stockholders immediately prior to the Pubco Merger, which will result in the issuance of Newco Common Stock and Newco Prefunded Warrants and (ii) a support agreement, in the form attached as Annex C-2 hereto (the “Pubco Insider Support Agreement” and together with the Pubco Investor Support Agreement, the “Pubco Stockholder Support Agreement”), with certain stockholders of Pubco pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to (x) vote all of such stockholder’s shares of Pubco Common Stock in accordance with the terms of such Pubco Stockholder Support Agreement and execute and deliver the Pubco Stockholder Written Consent attached hereto as Annex E immediately after the execution of this Agreement and (y) be subject to certain restrictions on dispositions of their respective Pubco Common Stock held by such stockholder from the date hereof through the Closing Date and certain restrictions on dispositions of their Newco Common Stock after the Closing Date;

WHEREAS, as of the date of this Agreement, Pubco has executed that certain securities purchase agreement pursuant to which certain investors committed to purchase shares of Pubco Class A Common Stock (the “PIPE Shares”) (the aggregate commitment pursuant thereto, “Aggregate Signing PIPE Funding Amount”) in a private investment into public equity (the “Pubco PIPE”), a portion of which investment will be funded by Pubco to the Company as part of the SAFE 1 (the “Signing PIPE Onward Funding Amount”);

WHEREAS, as a condition to the Company entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company shall issue (i) a simple agreement for future equity (the “SAFE 1”) to Pubco in the principal amount of the sum of (A) $25,000,000 plus (B) the Signing PIPE Onward Funding Amount in the form attached hereto as Annex D-1 and (ii) a simple agreement for future equity (the “SAFE 2”) to certain investors in the principal amount of $12,000,000 in the form attached hereto as Annex D-2;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, will qualify as a contribution governed by Section 351 of the Code (the “Intended U.S. Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Pubco Effective Time, Merger Sub 2 shall be merged with and into Pubco. As a result of the Pubco Merger, the separate corporate existence of Merger Sub 2 shall cease and Pubco shall continue as the surviving company of the Pubco Merger (“Surviving Company 2”) and shall (a) become a direct wholly owned Subsidiary of Newco; (b) continue to be governed by the Laws of Nevada; (c) maintain a registered office in the State of Nevada; and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub 2 and Pubco in accordance with the NRS.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 314 through 327 of the ICL, at the Company Effective Time, Merger Sub 1 (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Company Merger). As a result of the Company Merger, the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving company of the Company Merger (“Surviving Company 1”) and shall (a) become a direct wholly owned Subsidiary of Newco; (b) continue to be governed by the Laws of the State of Israel; (c) maintain a registered office in the State of Israel; and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub 1 and the Company in accordance with the ICL.

Section 1.2. Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and the ICL and the NRS, as applicable. Without limiting the generality of the foregoing, and subject thereto:

(a) At the Company Effective Time, by virtue of, and simultaneously with, the Company Merger and without any further action on the part of Newco, Pubco, Merger Sub 1, the Company or any shareholder of the Company, (i) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in Surviving Company 1; (ii) all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of Surviving Company 1; and (iii) all the rights, privileges, immunities, powers and franchises of the Company (as Surviving Company 1) shall continue unaffected by the Company Merger in accordance with the ICL. Merger Sub 1 will cease to exist and will be stricken from the records of the Companies Registrar, and the Company will become directly and wholly owned by Newco, all as provided under the ICL.

(b) At the Pubco Effective Time, by virtue of, and simultaneously with, the Pubco Merger and without any further action on the part of Newco, the Company, Merger Sub 2, Pubco or any shareholder of Pubco, (i) all the properties, rights, privileges, powers and franchises of Pubco and Merger Sub 2 shall vest in Surviving Company 2; (ii) all debts, liabilities and duties of Pubco and Merger Sub 2 shall become the debts, liabilities and duties of Surviving Company 2; and (iii) all the rights, privileges, immunities, powers and franchises of Pubco (as Surviving Company 2) shall continue unaffected by the Pubco Merger in accordance with the NRS. Merger Sub 2 will cease to exist, and Pubco will become directly and wholly owned by Newco, all as provided under the NRS.

Section 1.3. The Closing. The closing of the Mergers (the “Closing”) shall take place electronically on a remote basis, at 11:00 a.m., Israel Time on the second (2nd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by Newco, the Company and Pubco. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 1.4. Effective Time.

(a) With respect to the Company Merger, as soon as practicable after the determination of the date on which the Closing is to take place in accordance with Section 1.3, each of the Company and Merger Sub 1 shall (and Newco shall cause Merger Sub 1 to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the proposed date of the Closing, in which the Parties shall request that the Companies Registrar issue a certificate evidencing the Company Merger in accordance with Section 323(5) of the ICL (the “Company Certificate of Merger”) on the date that the Parties shall provide notice to the Companies Registrar that the Closing has occurred, and the Parties shall deliver such notice to the Companies Registrar on the Closing Date. The Company Merger shall become effective upon the issuance by the Companies Registrar of the Company Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Company Merger becomes effective is referred to herein as the “Company Effective Time”). For the avoidance of doubt, it is the intention of the Parties that the Company Merger shall be declared effective and that the issuance by the Companies Registrar of the Company Certificate of Merger in accordance with Section 323(5) of the ICL shall both occur on the Closing Date.

(b) With respect to the Pubco Merger, as soon as practicable on the Closing Date, the Parties will cause the Pubco Merger to be consummated by executing and filing a certificate of merger (the “Pubco Certificate of Merger”) in accordance with the relevant provisions of the NRS with Nevada Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, the NRS. The Pubco Merger shall become effective at such time as the Pubco Certificate of Merger is duly filed with the Nevada Secretary of State or at such later date or time as is agreed between the Parties and specified in the Pubco Merger Certificate (the time at which the Pubco Merger becomes effective is referred to herein as the “Pubco Effective Time” and together with the Company Effective Time, the “Effective Times”).

Section 1.5. Governing Documents.

(a) Immediately prior to the Effective Times, (i) the certificate of incorporation of Newco will be amended and restated in its entirety in the form set forth in Annex F hereto (the “Newco A&R Charter”) until thereafter changed or amended as provided therein or by applicable Law and (ii) the bylaws of Newco will be amended and restated in their entirety in the form set forth in Annex G (the “Newco A&R Bylaws”), in each case, effective as of immediately after the Effective Times, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Company Effective Time, the articles of association of Merger Sub 1, as in effect immediately prior to the Company Effective Time, shall be the articles of association and bylaws of Surviving Company 1, until such articles of association and bylaws are thereafter duly changed or amended as provided therein or by applicable Law.

(c) At the Pubco Effective Time, the articles of association and bylaws of Merger Sub 2, as in effect immediately prior to the Pubco Effective Time, shall be the articles of association and bylaws of Surviving Company 2, until such articles of association and bylaws are thereafter duly changed or amended as provided therein or by applicable Law.

Section 1.6. Officers and Directors. The Parties shall take all actions necessary so that from and after the Effective Time, (a) the individuals designated by the Company no later than ten (10) days prior to the Closing Date shall become the officers and directors of Surviving Company 1, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of association of Surviving Company 1, and (b) the individuals designated by the Company no later than ten (10) days prior to the Closing Date shall become the officers and directors of Surviving Company 2, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of association of Surviving Company 2 and NASDAQ rules.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1. Treatment of Company Equity and Pubco Equity.

(a) Company Equity.

(i) At the Company Effective Time, by virtue of the Company Merger and without any action on the part of Newco, Merger Sub 1, the Company, or any holder of any securities of Newco, Merger Sub 1 or the Company, each share of the Company (the “Company Shares”) issued and outstanding immediately prior to the Company Effective Time (excluding Company Cancelled Shares, but including, for the avoidance of doubt, shares issued or underlying the SAFE 2), shall be converted into and shall for all purposes represent only the right to receive the number of Newco Common Stock (the “Company Merger Consideration”) as set forth on the schedule to be initially delivered by the Company to Newco not less than five (5) Business Days prior to the Closing in accordance with Section 6.22 (the “Company Consideration Schedule”).

(ii) Prior to the Company Effective Time, any Company Shares owned by any direct or indirect Subsidiary of the Company (including, for this purpose, Company Shares underlying the SAFE 1 owned by Pubco) (x) shall be transferred to the Company or (y) shall be otherwise cancelled. Each Company Share issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company (dormant share (or menayah redumah) under ICL) shall be cancelled and shall cease to exist without any conversion, and no consideration shall be delivered in exchange therefor (the Company Shares described in this Section 2.1(a)(ii), collectively, the “Company Cancelled Shares”).

(iii) Each ordinary share of Merger Sub 1 issued and outstanding immediately prior to the Company Effective Time (the “Merger Sub 1 Shares”) shall be automatically converted into and become one validly issued, fully paid and nonassessable Ordinary Share of the Company, no par value, of Surviving Company 1, and the shares of Surviving Company 1 into which the Merger Sub 1 Shares are so converted shall be the only shares of Surviving Company 1 that are issued and outstanding immediately after the Company Effective Time. Following the Company Effective Time, each certificate evidencing ownership of shares of the Merger Sub 1 Shares shall evidence ownership of such shares of the Surviving Company.

(b) Pubco Equity.

(i) At the Pubco Effective Time, by virtue of the Pubco Merger and without any action on the part of Newco, Merger Sub 2, Pubco, or any holder of any securities of Newco, Merger Sub 2 or the Pubco, each share of Pubco Class A Common Stock and Pubco Class B Common Stock (together, the “Pubco Shares”) issued and outstanding immediately prior to the Pubco Effective Time (other than any Pubco Cancelled Shares) shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock (the “Pubco Merger Consideration”).

(ii) At the Pubco Effective Time, by virtue of the Pubco Merger and without any action on the part of Newco, Merger Sub 2, Pubco, or any holder of any securities of Newco, Merger Sub 2 or the Pubco, each Pubco Share issued to the holders of the Pubco Warrants in connection with their exercise of such Pubco Warrants shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock; provided, however, that any Pubco Shares issuable in connection with the exercise of the Pubco Warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of Newco Common Stock shall instead be cancelled and converted into the right to receive one prefunded warrant (“Newco Prefunded Warrant”), in the form attached hereto as Annex H, exercisable to purchase one share of Newco Common Stock.

(iii) At the Pubco Effective Time, by virtue of the Pubco Merger and without any action on the part of Newco, Merger Sub 2, Pubco, or any holder of any securities of Newco, Merger Sub 2 or the Pubco, each share of Pubco Preferred Stock designated as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”) issued to the holders of the Series C Convertible Preferred Stock in connection with their conversion shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock; provided, however, that any Pubco Shares issuable in connection with the Pubco Warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of Newco Common Stock shall instead be cancelled and converted into the right to receive one Newco Prefunded Warrant exercisable to purchase one share of Newco Common Stock.

(iv) Prior to the Pubco Effective Time, any Pubco Shares owned by any direct or indirect Subsidiary of Pubco (x) shall be transferred to Pubco or (y) shall be otherwise cancelled. Each Pubco Share issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Pubco shall be cancelled and shall cease to exist without any conversion, and no consideration shall be delivered in exchange therefor (the Pubco Shares described in this Section 2.2(b)(iii), collectively, the “Pubco Cancelled Shares”).

(v) Each ordinary share of Merger Sub 2 issued and outstanding immediately prior to the Pubco Effective Time (the “Merger Sub 2 Shares”) shall be automatically converted into and become one validly issued, fully paid and nonassessable Pubco Common Stock, no par value, of Surviving Company 2, and the shares of Surviving Company 2 into which the Merger Sub 2 Shares are so converted shall be the only shares of Surviving Company 2 that are issued and outstanding immediately after the Pubco Effective Time. Following the Pubco Effective Time, each certificate evidencing ownership of shares of the Merger Sub 2 Shares shall evidence ownership of such shares of Surviving Company 2.

(c) Adjustment to Company Merger Consideration and Pubco Merger Consideration. Each of the Company Merger Consideration and Pubco Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock (or share) split, reverse stock (or share) split, stock (or share) dividend (including any dividend or distribution of securities convertible into Company Shares, Pubco Shares, or Newco Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares, Pubco Shares or shares of Newco Common Stock outstanding after the date hereof and prior to the Company Effective Time and Pubco Effective Time, as applicable. Nothing in this Section 2.1(c) shall be construed to permit the Company, Pubco or Newco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2. Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Newco shall designate a bank or trust company reasonably acceptable to the Company and Pubco to act as the exchange agent in connection with the Mergers (which shall designate a local Israeli sub-paying agent) (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Shareholders and the Pubco Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately prior to the Effective Times, Newco shall deposit with the Exchange Agent, with no withholding of Taxes, evidence of the Newco Common Stock issuable pursuant to Section 2.1 in book-entry form equal to the Company Merger Consideration and the Pubco Merger Consideration and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of Newco Common Stock, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares and Pubco Shares and if and to the extent required pursuant to Section 2.4, in the Israeli sub-paying agent’s name held in trust for the applicable holders of Company Shares. In the event the Exchange Fund shall be insufficient to pay the Company Merger Consideration and the Pubco Merger Consideration in accordance with Section 2.1 and any dividends or other distributions under Section 2.2(f), Newco shall promptly deposit, with no withholding, additional shares of Newco Common Stock or, with respect to any dividends or other distributions under Section 2.2(f), funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Newco shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Company Merger Consideration and the Pubco Merger Consideration and any amounts payable in respect of dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund (which shall only be in respect of dividends or other distributions under Section 2.2(f)), if any, shall be invested by the Exchange Agent as reasonably directed by Newco; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Newco, and Newco shall be treated as the owner of such interest and other income for all Tax purposes. It is clarified that any Company Merger Consideration deliverable to holders of 102 Shares shall be issued under the Company’s Equity Plans which shall be assumed by Newco at Closing and are qualified plans pursuant to Section 102(b) of the Ordinance and delivered to the 102 Trustee, all subject to and pursuant to the applicable provisions of Section 102 of the Ordinance and the 102 Tax Ruling, the 104H Tax Ruling or any other approval that may be issued by the ITA, provided such other approval was approved in writing by Newco or its advisors (not to be unreasonably withheld, conditioned or delayed) in advance, as applicable.

(b) Procedures for Surrender.

(i) Certificates. Promptly after the Effective Times, Newco shall cause the Exchange Agent to mail to each holder of record of a Certificate and whose Company Shares or Pubco Shares were converted pursuant to Section 2.1 into the right to receive the Company Merger Consideration or Pubco Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Newco, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Newco may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Newco, an indemnity bond) in exchange for payment of the Company Merger Consideration or Pubco Merger Consideration into which such Company Shares or Pubco Shares have been converted pursuant to Section 2.1, and any dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Newco, an indemnity bond) for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Company Merger Consideration or Pubco Merger Consideration pursuant to the provisions of this Article II, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), for each Company Share or Pubco Share formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Newco, an indemnity bond) upon compliance with such reasonable terms and conditions as shall be reflected in the exchange agreement to be agreed upon by Newco, the Company or Pubco (as applicable) and the Exchange Agent prior to the Effective Times (with each acting reasonably). If payment of the Company Merger Consideration or Pubco Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Company Merger Consideration or Pubco Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Newco that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of any Book-Entry Shares and whose Company Shares or Pubco Shares were converted pursuant to Section 2.1 into the right to receive the Company Merger Consideration or Pubco Merger Consideration shall not be required to deliver a Certificate (nor an affidavit of loss in lieu thereof nor an indemnity bond) or an executed letter of transmittal to the Exchange Agent to receive the Company Merger Consideration or Pubco Merger Consideration, as applicable. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Newco shall cause the Exchange Agent to pay and deliver immediately after the Effective Times the applicable Company Merger Consideration or Pubco Merger Consideration pursuant to the provisions of this Article II, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), for each Company Share or Pubco Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration or Pubco Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Company Merger Consideration or Pubco Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Shares or Pubco Shares. At the Effective Time, the share transfer books of the Company and Pubco shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Pubco Shares on the records of the Company or Pubco, as applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Company Merger Consideration or Pubco Merger Consideration as contemplated by this Article II. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Newco for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Newco shall be entitled to require the Exchange Agent to deliver to Newco any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Newco (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Company Merger Consideration or Pubco Merger Consideration and any dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Newco, Merger Sub 1, Merger Sub 2, the Company, Pubco, the Surviving Company 1, the Surviving Company 2, or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Newco, an indemnity bond, the applicable Company Merger Consideration or Pubco Merger Consideration payable in respect thereof pursuant to Section 2.1, and any dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Newco Common Stock. No dividends or other distributions with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Newco Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Newco to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Newco, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Newco, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Times theretofore paid with respect to such shares of Newco Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Newco Common Stock.

Section 2.3. Treatment of Company Options and Pubco Equity Awards.

(a) Pubco Options. At the Pubco Effective Time, each Pubco Option, whether vested or unvested, shall, without any action on the part of Pubco, Newco, or the holder thereof, cease to represent a right to acquire Pubco Class A Common Stock, shall be assumed by Newco, and shall be converted into an option to purchase a number of shares of Newco Common Stock equal to the number of shares of Pubco Class A Common Stock underlying the Pubco Option immediately prior to the Effective Time, at the same per-share exercise price as applied to such Pubco Option immediately prior to the Effective Time (each, a “Converted Newco Stock Option”). Each Converted Newco Stock Option shall continue to have, and be subject to, the same terms and conditions (including status of vesting, and vesting schedule) as applied to the Pubco Option immediately prior to the Pubco Effective Time.

(b) Pubco RSUs. At the Pubco Effective Time, each Pubco RSU shall, without any action on the part of Pubco, Newco or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Newco Common Stock equal to the number of shares of Pubco Class A Common Stock underlying the Pubco RSU immediately prior to the Effective Time (each, a “Converted Newco RSU”). Each Converted Newco RSU shall continue to have, and be subject to, the same terms and conditions (including status of vesting and vesting schedule) as applied to the Pubco RSU immediately prior to the Pubco Effective Time.

(c) Company Options.

(i) Immediately prior to the Company Effective Time, each Company Option that is identified as an “Accelerated Company Option” on the Company Consideration Schedule shall, automatically without any action on the part of the Company, Newco or the holder thereof, be fully accelerated and converted into a Converted Newco Stock Option to purchase a number of shares of Newco Common Stock equal to the number of Company Shares underlying the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded down to the nearest whole Company Share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (and rounded down to the nearest whole Company Share).

(ii) At the Company Effective Time, each unvested Company Option that is not an Accelerated Company Option and each vested Company Option (taking into account any acceleration of vesting as a result of the consummation of the Company Merger) shall, without any action on the part of the Company, Newco, or the holder thereof, cease to represent a right to acquire Company Shares and shall be assumed by Newco and shall be converted into a Converted Newco Stock Option to purchase a number of shares of Newco Common Stock equal to the number of Company Shares underlying the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). For the avoidance of doubt, Converted Newco Stock Options deliverable to holders of 102 Options shall be granted under the Company Equity Plans, which shall be assumed by Newco at Closing and which are qualified plans pursuant to Section 102 of the Ordinance, and which shall be delivered to the 102 Trustee, all subject to and pursuant to the applicable provisions of Section 102 of the Ordinance and the 102 Tax Ruling, the 104H Tax Ruling or any other approval that may be issued by the ITA, provided such other approval was approved in writing by Newco or its advisors (not to be unreasonably withheld, conditioned or delayed) in advance, as applicable.

(iii) All such conversions of Company Options shall, with respect to Company Options held by Persons who are U.S. taxpayers, be in such a manner so as to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder. In addition, except as otherwise provided herein, the terms and conditions of Company Options shall otherwise remain unchanged except that Company Options, as converted, shall be administered by Newco’s board of directors or its delegate, which may, for the avoidance of doubt, include its compensation committee.

(d) Necessary Actions. Prior to the Effective Time, each of Pubco and the Company shall pass resolutions as are necessary for the treatment of the Pubco Equity Awards and Company Options as contemplated by this Section 2.3.

Section 2.4. Withholding.

(a) Each of Newco, Pubco, Merger Sub 1, Merger Sub 2, the Company, Surviving Company 1, Surviving Company 2, and the Exchange Agent (or anyone on its behalf, including an Israeli sub-paying agent) (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Pubco Shares, Company Options, or Pubco Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Ordinance, the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the applicable Payor, (i) such withheld amounts shall be timely remitted by the applicable Payor to the applicable Governmental Entity, (ii) the Payor shall timely provide to the payment recipient in respect of which such deduction and withholding was made satisfactory evidence regarding any such withholding, and (iii) such withheld amounts that were remitted to the applicable Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, Pubco Shares, Company Options, or Pubco Equity Awards in respect of which such deduction and withholding was made by such Payor. The Parties shall use commercially reasonable efforts to cooperate, and to cause their respective Affiliates and representatives to cooperate, to reduce or eliminate any such deduction or withholding.

(b) Notwithstanding Section 2.4(a), but subject to Section 2.4(f) below, with respect to Israeli Taxes, and in accordance with the undertaking of the Israeli sub-paying agent of the Exchange Agent, acting in coordination with the Exchange Agent, provided to Newco prior to the Closing Date pursuant to Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Exchange Agent Undertaking”), the Company Merger Consideration payable or otherwise deliverable to any recipient hereunder (except for holders of Company Options and holders of 102 Shares) shall be transferred by the Exchange Agent to, and retained by, the Israeli sub-paying agent for the sole respective benefit of each such recipient, and held in trust by the Israeli sub-paying agent for each such recipient, for a period of 365 days from Closing (including with respect to any consideration deliverable to such recipient as a result of any adjustment pursuant to Section 2.1(c), from the date on which such consideration becomes deliverable to such recipient) or an earlier date required in writing by a recipient or the ITA (the “Withholding Drop Date”), during which time the Israeli sub-paying agent shall not withhold any Israeli Tax from such Merger Consideration except as provided below. Until no later than three (3) Business Days before the Withholding Drop Date, each recipient or the Company may obtain a certification or ruling or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Israeli sub-paying agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholding (a “Valid Tax Certificate”). For the avoidance of any doubt, each of the 104H Tax Ruling and the 102 Tax Ruling, if obtained, is a Valid Tax Certificate.

(c) Notwithstanding anything to the contrary in this Agreement (but subject to clause (b) above), with respect to any recipient of shares of Newco Common Stock pursuant to this Agreement, (i) the shares of Newco Common Stock shall be issued in the name of the Israeli sub-paying agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 2.4, and (ii) to the extent that the Israeli sub-paying agent is obliged to withhold Israeli Taxes, such recipient shall provide the Israeli sub-paying agent with cash in the amount due with regards to such Israeli Taxes, within five (5) Business Days from receipt of a request from the Israeli sub-paying agent to make such payment, and in any event prior to the release of the Company Merger Consideration deliverable to such recipient, or alternatively, shall present to the Israeli sub-paying agent a Valid Tax Certificate, or evidence satisfactory to the Israeli sub-paying agent that the full applicable Tax amount with respect to such recipient, as reasonably determined by the Israeli sub-paying agent, has been withheld. In the event that such recipient fails to provide the Israeli sub-paying agent with the full amount in cash necessary to satisfy such Israeli Taxes or such Valid Tax Certificate evidencing payment of the applicable Tax amount required to be deducted with respect to such recipient within such timeframe, the Israeli sub-paying agent shall be entitled to sell recipient’s shares of Newco Common Stock on the open market to a person other than Newco or any Affiliate of Newco and with reasonable commercial terms to the extent necessary to satisfy the amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to a recipient, net of any expenses, shall be delivered to the applicable recipient and the Israeli Taxes shall be remitted to the ITA. Any costs or expenses incurred by the Israeli sub-paying agent in connection with such sale shall be borne by such recipient of shares of Newco Common Stock. Any such recipient of Newco Common Stock hereby waives, releases and absolutely and forever discharges Newco, the Israeli sub-paying agent, the Exchange Agent or anyone acting on their behalf from and against any and all claims for any losses in connection with the sale of any portion of the shares of Newco Common Stock otherwise deliverable to such recipient in compliance with the withholding requirements under this Section 2.4.

(d) For the avoidance of doubt, but subject to Section 2.4(e) below, each recipient of Newco Common Stock shall be treated as the beneficial owner of such Newco Common Stock for all tax purposes as of the Effective Time, including with respect to all voting and dividend rights applicable to the Newco Common Stock. To the extent the Israeli sub-paying agent sells any of a recipient’s Newco Common Stock as set forth in Section 2.4(c), (i) the Israeli sub-paying agent shall be acting on behalf of the recipient, solely as an agent of the recipient, for administrative convenience, (ii) the recipient shall be treated as the seller of such Newco Common Stock for all Tax purposes, including Tax reporting, and (iii) the recipient shall be responsible for, and hold the Israeli sub-paying agent, the Exchange Agent, Newco and the Company, and each of their respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of Newco Common Stock.

(e) Notwithstanding anything to the contrary in this Agreement, if any of the 102 Tax Ruling or the 104H Tax Ruling shall be obtained and delivered to Newco, the Exchange Agent, the Israeli sub-paying agent and the trustee appointed the 104H Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of the 102 Tax Ruling or the 104H Tax Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such rulings, as the case may be.

(f) Notwithstanding the above, any consideration paid or issued to a holder of Company Options or 102 Shares pursuant to this Agreement, will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, (i) with respect to 102 Shares and 102 Options - the 102 Tax Ruling (or the 104H Tax Ruling, as applicable) shall have been obtained providing for no withholding or determining the withholding procedure, and (ii) with respect to holders of Company Options who are not Israeli residents - the 104H Tax Ruling or the 102 Tax Ruling provides for no withholding of Israeli Tax (and if such determination is subject to fulfillment of certain requirements, such requirements shall have been fulfilled). For the purpose of funding any withholding Tax, if any, the Exchange Agent, Newco, the Company or 102 Trustee shall be entitled to sell recipient’s shares of Newco Common Stock on reasonable commercial terms to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(g) Any withholding made in NIS with respect to payments made hereunder in dollars will be calculated based on a conversion rate on the payment date and in such manner as the Exchange Agent (or the Israeli sub-paying agent) reasonably determines to be in compliance with applicable Tax law and any Tax ruling issued by the ITA. Any currency conversion commissions will be borne by the applicable consideration recipient and deducted from any consideration to be delivered to such payment recipient.

Section 2.5. Fractional Shares. No certificate or scrip representing fractional shares of Newco Common Stock shall be issued upon the surrender for or exchange of Certificates or Book-Entry Shares. Any fractional share of Newco Common Stock that otherwise would be issuable pursuant to the Company Merger or Pubco Merger shall be rounded up or down to the nearest whole share of Newco Common Stock.

Section 2.6. Earnout

(a) If the conditions set forth in this Section 2.6 are satisfied, Newco shall issue or reserve for issuance to the holders of the Company Shares and the Company Options (whether vested or unvested) (and regarding 102 Shares, to the 102 Trustee) immediately prior to the Company Effective Time (the “Closing Company Equityholders”, it being understood and agreed that the Closing Company Equityholders shall include holders of Company Shares issued in financing transactions consummated at the Closing), in accordance with their Pro Rata Share, additional shares of Newco Common Stock as follows:

(i) if the Company and its Subsidiaries achieve Revenues of at least $75,000,000 for the fiscal year ending December 31, 2026, the Closing Company Equityholders shall receive their Pro Rata Share of 10,000,000 shares of Newco Common Stock; and

(ii) if the Company and its Subsidiaries achieves Revenues of at least $150,000,000 for the fiscal year ending December 31, 2027, the Closing Company Equityholders shall receive their Pro Rata Share of 10,000,000 shares of Newco Common Stock.

(b) In the event of the satisfaction of the threshold set forth in Section 2.6(a)(i) or the threshold set forth in Section 2.6(a)(ii), Newco shall issue such Newco Common Stock to the Closing Company Equityholders as promptly as practicable, but in any event within 30 days after Newco’s calculation of the Revenues achieved by the Company and its Subsidiaries for the fiscal year ending December 31, 2026 and for the fiscal year ending December 31, 2027, as applicable.

(c) For purposes of this Section 2.6, “Pro Rata Share” means with respect to each Closing Company Equityholder, the applicable “Pro Rata Share” be set forth on the Company Consideration Schedule for each Company Shareholder and holder of Company Options as of the Closing.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 2.6 shall survive the Closing and shall be binding, jointly and severally, on all successors and assigns of Newco.

(e) The Parties agree to treat any amounts payable pursuant to this Section Section 2.6 as an adjustment to the Company Merger Consideration, unless otherwise required by applicable Law.

Section 2.7. Newco Equity Plans.

(a) The Parties shall cooperate to establish an equity incentive plan of Newco (the “Newco Equity Plan”) in substantially the same form attached hereto as Annex I, which shall include, as required, a sub-plan for any non-U.S. jurisdiction requiring the establishment of a sub-plan in accordance with applicable Law (including complying with the requirements of Section 102(b) of the Ordinance). The Newco Equity Plan shall be effective in connection with the Closing and provide for an aggregate share reserve thereunder equal to 45,000,000 shares of Newco Common Stock as of the Closing; provided, however, absent new stockholder approval, Newco will not issue more shares of Newco Common Stock under the Newco Equity Plan than (i) 15,000,000 shares of Newco Common Stock; plus (ii) the number of shares of Newco Common Stock underlying the Converted Newco Stock Options to be granted (if any) pursuant to Section 2.6; plus (iii) the number of shares of Newco Common Stock underlying the Converted Newco Stock Options and Converted Newco RSUs granted pursuant to Section 2.3; plus (iv) the Additional Amount plus (v) such number of shares as is provided pursuant to a customary “evergreen” provision to be recommended by the Company’s compensation consultant reflective of market practices. The Converted Newco Stock Options and Converted Newco RSUs that will be granted pursuant to Section 2.3 to the holders of Pubco Options, Pubco RSUs and Company Options shall be governed upon the Closing by the Newco Equity Plan.

(b) The Parties shall cooperate to establish an employee stock purchase plan of Newco (the “Newco ESPP”) covering 15,000,000 shares of Newco Common Stock, in substantially the same form attached hereto as Annex J, intended to meet the requirement of Section 423 of the Code and which shall include, as required, a sub-plan for any non-U.S. jurisdiction requiring the establishment of a sub-plan in accordance with applicable Law. The Newco ESPP shall be effective in connection with the Closing but, notwithstanding the 15,000,000 shares of Newco Common Stock to be reserved thereunder, absent new stockholder approval, Newco will limit issuances under the NewCo ESPP to such number of shares of Newco Common Stock, with a customary “evergreen” provision, in each case, as recommended by the Company’s compensation consultant reflecting of market practices.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,

NEWCO AND THE MERGER SUBS

Except as disclosed in the applicable Section of the disclosure letter delivered by the Company to Pubco immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Pubco as set forth below (and solely with respect to Merger Sub 1, such representations and warranties shall apply following the formation of Merger Sub 1 following the date hereof).

Section 3.1. Qualification, Organization, etc.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Israel, it is not a “defaulting company” as such term is defined in the ICL (and has not received any written notice or warning concerning any intention of the Israeli Registrar of Companies to declare that the Company is a “defaulting company”), and it has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Newco, the Merger Subs, and each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Newco, the Merger Subs, the Company and the Company Subsidiaries is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or to be in good standing, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Newco, the Mergers Subs, or the Company to consummate the Transactions, including the Mergers, prior to the Outside Date. The Company has made available to Pubco prior to the date hereof complete and accurate copies of the organizational documents of the Company, and the organizational documents of each Company Subsidiary, which documents are in full force and effect, and neither the Company nor any Company Subsidiary is, in any material respect, in default under or in violation of any provisions thereof.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens. Section 3.1(b)(1) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, and (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary. Section 3.1(b)(2) of the Company Disclosure Letter sets forth an accurate and complete list of each Person (other than a Company Subsidiary) in which the Company or any Company Subsidiary owns an equity interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Person, and (ii) the type and percentage of interests held, directly or indirectly, by the Company or Company Subsidiary in such Person.

Section 3.2. Capitalization.

(a) The authorized share capital of the Company consists of (i) 199,915,472 Ordinary Shares, (ii) 3,328,245 Preferred Seed-1 Shares, (iii) 2,081,110 Preferred Seed-2 Shares, (iv) 1,851,147 Preferred Seed-3 Shares, (v) 8,144,594 Preferred A-1 Shares, (vi) 4,300,193 Preferred A-2 Shares, (vii) 1,940,257 Preferred A-3 Shares, (viii) 35,734,255 Preferred B-1 Shares, (ix) 39,923,901 Preferred B-2 Shares, (x) 26,336,675 Preferred B-3 Shares, and (xi) 26,444,151 Ordinary Shares reserved for issuance pursuant to the Company Equity Plans. All the outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, other than as set forth in the Articles of Association.

(b) Prior to the date hereof, the Company delivered to Pubco a true and complete list as of January 28, 2026 (the “Company Capitalization Date”) (as supplemented by the information set forth in Section 3.2(b) of the Company Disclosure Letter), of (i) each Company Option, (ii) the name of the Company Option holder, (iii) the number and type of Company Class Shares underlying each Company Option, as applicable, (iv) the date on which the Company Option was granted, (v) the vesting schedule with respect to the Company Option, including any right of acceleration of such vesting schedule, (vi) the exercise price of each Company Option, if applicable, (vii) the expiration date of each Company Option, if applicable, (viii) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code, if applicable and (ix) whether each such Company Option is a 3(i) Option or 102 Option and, for 102 Options, the date of deposit with the 102 Trustee.

(c) Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the Company Shares that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a) and issued in accordance with the terms of the applicable Company Equity Plan and Company Options or the Series A-2, Series B-1, and Series B-2 warrants issued by the Company, and other than as set forth in Section 3.2(c) of the Company Disclosure Letter, in each case as of the date hereof: (i) the Company does not have any shares or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests of the Company or (D) make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary (that is not wholly owned) or any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) other than the Company Investors’ Rights Agreement, requiring the registration for sale of (including under any subscription agreements entered into by the Company or any Company Subsidiaries) or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of or other equity interests of the Company or any Company Subsidiary, in each case of (1)-(5), other than as set forth in the Articles of Association.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(e) There are no shareholder agreements, voting trusts, registration rights agreements, subscription agreements or other similar agreements, commitments or understandings to which the Company or any Company Subsidiary is a party with respect to the shares of or other equity interests of the Company, other than the Company Investors’ Rights Agreement.

Section 3.3. Corporate Authority.

(a) Newco, the Merger Subs, and the Company each have all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Shareholder Approval, to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the ICL, the Articles of Association or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except for the receipt of the Company Shareholder Approval and for the filing and recordation of appropriate merger documents as required by the ICL (including, the Merger Proposal).

(b) The affirmative votes of the Company Shareholders holding at least a majority of the issued and outstanding share capital of the Company on an as-converted basis, including the Preferred Majority (as defined in the Articles of Association) (the “Company Shareholder Approval”), are the only votes of the holders of any class or series of the Company’s share capital necessary to approve this Agreement, the Merger and the consummation of the Transactions.

(c) On or prior to the date hereof, the Company Board of Directors at a meeting duly called and held in compliance with the requirements of ICL and the Articles of Association, unanimously adopted resolutions (i) resolving that this Agreement and the Transactions are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approving the Company Merger, this Agreement, the Pubco Stockholder Support Agreement and the Transactions on the terms and subject to the conditions set forth herein, and (iii) resolving to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way.

(d) This Agreement has been duly and validly executed and delivered by the Newco, the Merger Subs, and the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Company Merger and the issuance of the Company Certificate of Merger by the Companies Registrar, (ii) the Securities Act, (iii) the Exchange Act, (iv) applicable state securities, takeover and “blue sky” laws, (v) the DPA and NSIA and (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws set forth on Section 3.4(a) of the Company Disclosure Letter, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law (including any filings and notifications as may be required to be made by the Company under the Israeli Economic Competition Law, 5748-1988, or antitrust laws), for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Company Merger, prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement does not, and, subject to the receipt of the Company Shareholder Approval and except as described in Section 3.4(b) of the Company Disclosure Letter, the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any Material Contract or Company Permit, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Articles of Association or the organizational or governing documents of any Company Subsidiary, or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Company Merger, prior to the Outside Date.

Section 3.5. Financial Statements.

(b) Section 3.5 of the Company Disclosure Letter sets forth (i) the audited consolidated statements of financial position of the Company and the Company Subsidiaries for the years ended December 31, 2023 and December 31, 2024, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for the fiscal years then ended, audited in accordance with IFRS (the “Audited Financial Statements”), and (ii) the unaudited consolidated statements of financial position of the Company and the Company Subsidiaries, consisting of the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2025, and the related unaudited consolidated statements of comprehensive loss, changes in equity and cash flows for the nine-months then ended (together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared from, and are in accordance in all material respects with, the books and records of the Company and the Company Subsidiaries as of the times and for the periods referred to therein, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been kept accurately in the ordinary course of business consistent in all material respects with Israeli Law, and (iv) will present fairly in all material respects the financial condition and results of operations of the Company and Company Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to (a) the absence of footnote disclosures and other presentation items and (b) changes resulting from year-end adjustments which would be immaterial to the Company and Company Subsidiaries as a whole).

(c) The financial books and records of the Company are complete and correct in all material respects and form the basis for the Financial Statements. The accounting controls of the Company, taken as a whole, are sufficient in all material respects to provide reasonable assurances that all material transactions are executed in accordance with management’s general or specific authorization.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements, in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Financial Statements.

Section 3.6. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature that would be required by GAAP to be reflected upon or reserved against in a consolidated balance sheet of the Company and the Company Subsidiaries (or disclosed in the notes to such balance sheet), whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025 (other than any liability for any material breaches of Contracts), (c) as expressly required by this Agreement, and (d) as set forth in Section 3.6 of the Company Disclosure Letter.

Section 3.7. Absence of Certain Changes or Events.

(a) From January 1, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From January 1, 2025 through the date hereof, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

Section 3.8. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary is and has been since January 1, 2025 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are and have been since January 1, 2025 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.8(b) of the Company Disclosure Letter identifies each Company Permit. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past five (5) years, none of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any of the Company’s or the Company Subsidiaries’ respective Representatives acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, or (ii) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past five (5) years, none of the Company or any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative Proceedings, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company and each Company Subsidiary has established and maintains policies and procedures to promote compliance with the requirements of applicable Anti-Corruption Laws.

(e) The Company and each of its Subsidiaries and their respective Representatives are, and at all times in the past five (5) years (and since April 24, 2019 with respect to Sanctions) have been, in compliance with all applicable International Trade Laws. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company has obtained and is in compliance with all required licenses pursuant to International Trade Laws from relevant Governmental Entities, including the Israeli Ministry of Defense, the Israeli Ministry of Economy and Industry, the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of State;

(ii) the Company has maintained a registration with the Israeli Ministry of Defense’s Defense Export Control Agency under the Defense Export Control Law-2007, and the U.S. Department of State’s Directorate of Defense Trade Controls and no such registrations have lapsed;

(iii) the Company has not conducted, directly or indirectly, any business in any Sanctioned Jurisdiction or with any Sanctions Target or otherwise engaged in any transactions, or otherwise dealt directly, to Company’s Knowledge, or indirectly, with any Person with whom Persons are prohibited from dealing under the International Trade Laws, in any such case in violation of applicable International Trade Laws;

(iv) neither the Company, its Affiliates, respective directors, officers, employees nor, to the Knowledge of the Company, agents of the foregoing, is a Sanctions Target; and

(v) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws; and

(vi) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither the Company nor any of its Subsidiaries has made any voluntary disclosure nor been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations International Trade Laws.

Section 3.9. Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or a bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control, profit sharing, provident fund (including a pension fund, managers’ insurance policy, further education fund or other similar fund), vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition, or insurance or other similar fringe or employee benefit plan, policy, program, agreement, or arrangement, in each case, for the benefit of any current or former Service Providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates and with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding Multiemployer Plans and plans, policies, programs, agreements, and arrangements maintained or sponsored solely by a Governmental Entity to which the Company or any Subsidiary is required to contribute pursuant to applicable Law.

(b) With respect to each material Company Benefit Plan, the Company has made available to Pubco correct and complete copies of the following, in each case, to the extent applicable: (i) all current (A) plan documents (or, in the case of an unwritten Company Benefit Plan, a written description of the material terms thereof), (B) summary plan descriptions, (C) summaries of material modifications, (D) amendments, and (E) related trust agreements, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity in the past three (3) years, (v) all material related agreements, insurance Contracts and other agreements that implement each such Company Benefit Plan, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor Proceedings within the past three years, and (vii) all material communications with current or former Service Providers within the past three years concerning the compensation or benefits provided thereunder.

(c) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been established, operated, administered, and funded in accordance with its terms and in compliance with applicable Law.

(d) Neither the Company nor any Company Subsidiary contributes to or has any obligation to contribute to, or has at any time within the six years prior to the date hereof contributed to or had any obligation to contribute to, or currently has or has within the past six years had (including on account of an ERISA Affiliate), any liability (contingent or otherwise) under, and no Company Benefit Plan is or was within the past six years, (i) a Multiemployer Plan, (ii) a plan, arrangement, or account subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code), (v) a “multiple employer welfare arrangement” (within the meaning of Section 4(4) of ERISA), or (vi) a voluntary employee benefit association under Section 501(a)(9) of the Code.

(e) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, all contributions and other amounts payable by the Company or any Company Subsidiary pursuant to any Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened Proceedings (other than routine claims for benefits) by, on behalf of, or against the Company, any Company Subsidiary, any of the Company Benefit Plans, or any trusts related thereto that could reasonably be expected to have a Company Material Adverse Effect.

(f) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with (x) the applicable requirements of Section 4980B of the Code and any similar state Law, and (y) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(g) No Company Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former Service Providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law.

(h) Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a prototype opinion letter as to its qualification, and to the Company’s Knowledge, there are no existing circumstances, and no events have occurred, that could reasonably be expected to materially and adversely affect the qualified status of any such Company Benefit Plan or its related trust. Each such favorable determination or opinion letter has been provided or made available to Pubco.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) cause any payment or benefit (including severance and unemployment compensation, forgiveness of Indebtedness, or otherwise) to become due to any current or former Service Provider under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable to any current or former Service Provider, (iii) result in any acceleration of the time of payment, funding, or vesting of any such compensation or benefits, (iv) result in any breach or violation of, or default under, or limit the Company’s or any Company Subsidiary’s right to amend, modify, terminate, merge, or transfer the assets of, any Company Benefit Plan, (v) require the Company or any Company Subsidiary to adopt or implement any new compensation or benefit plan, policy, program, agreement, or arrangement, or (vi) cause any amount or benefit, including any previously paid amount or benefit, not to be deductible by reason of Section 280G of the Code, or cause any such amount or benefit to be subject to a Tax under Section 4999 of the Code, including, in either case, as a result of the payment or provision of any new or enhanced amount or benefit (including accelerated vesting).

(j) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is maintained outside of the United States or for the benefit of any current or former Service Provider who is resident in a non-United States jurisdiction (i) has been operated in conformance with the applicable Law, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that should be maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder, or an available exemption therefrom, to the extent it relates to US persons.

(l) The Company is not a party to, nor does it have any obligation under any Company Benefit Plan or otherwise to compensate any Person for Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to, or as a result of the operation of, Section 409A of the Code.

(m) There is no present intention that any Company Benefit Plan be materially amended, suspended, or terminated in such a manner which is could reasonably be expected to have a Company Material Adverse Effect.

Section 3.10. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, union memoranda of understanding, or other Contract with a labor or trade union, works council, labor organization, or similar body involving any current or former Service Provider or employee representative (a “Collective Bargaining Agreement”). Except for extension orders, which generally apply to all employees in Israel, no extension orders apply to the Company or to any Israeli Company Subsidiary, and no current or former Service Provider benefits from any such extension orders with respect to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is, nor has it been in the past three (3) years, subject to a strike or work stoppage, and to the Company’s Knowledge, there is no pending strike or work stoppage involving the Company or any Company Subsidiary. There are no labor organizations representing, and to the Company’s Knowledge, there are no labor organizations purporting to represent or seeking to represent, any Service Provider. To the Company’s Knowledge, there have been no organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to the Company’s Knowledge, threatened involving any Service Provider.

(b) The Company and each Company Subsidiary are, and during the last five (5) years have been, in compliance, in all material respects, with all applicable Laws relating to employment, including labor, employment, termination of employment, privacy issues, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of Service Providers, enforcement of labor Laws, obligations to provide statutory severance pay under the Israeli Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-1951, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, in each case except where such non-compliance has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Company’s Knowledge, no current or former Service Provider has violated any confidentiality or proprietary information agreement or any restrictive covenant agreement, with any third party. There is no Proceeding pending, and as of the date of this Agreement neither the Company nor any Company Subsidiary intends to bring any Proceeding, against any current or former Service Provider for any alleged violation of any confidentiality or proprietary information agreement or any restrictive covenant agreement.

(d) In the past three (3) years, to the Company’s Knowledge, no allegations of illegal harassment, discrimination, sexual assault, or sexual misconduct have been made involving any current or former Service Provider in his or her capacity as such. In the past three (3) years, neither the Company nor any Company Subsidiary has entered into any settlement agreement or conducted any investigation related to allegations of illegal harassment, discrimination, sexual assault, or sexual misconduct by any current or former Service Provider.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) trigger any requirement under applicable Law or Contract to (A) provide notice to, (B) enter into any consultation procedure with, (C) seek approval from, or (D) bargain or negotiate with any labor union, labor organization, or works council representing any employee or other Service Provider of the Company or any Company Subsidiary or (ii) result in any material breach or other violation of any Collective Bargaining Agreement.

(f) The Section 14 arrangement under the Israeli Severance Pay Law (5273-1963) was applied to all former and current employees of the Company or the Company Subsidiaries in Israel in all material respects in accordance with the terms of the general permit issued by the Israeli Labor Minister based on such employees full salaries and from their commencement date of employment, in each case, except where such non-compliance has not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

(g) Without derogating from any of the above representations, the Company’s liability towards Israeli employees regarding severance pay and accrued vacation and contributions to all Company Benefit Plans with respect to Israeli employees are fully funded by contributions to the relevant Company Benefit Plans or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statements. Upon the termination of employment of Israeli employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the Section 14 Arrangement. All amounts that the Company is legally or contractually required to either (i) deduct from its employees’ salaries and any other compensation or benefit in order or to transfer to such employees’ Company Benefit Plan or (ii) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Entity as required by applicable Law have in either case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation as of the date hereof to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

Section 3.11. Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete, in accordance with applicable Law. No adjustment relating to any Tax Return filed by the Company or any Company Subsidiary has been proposed in writing by any Tax Authority to the Company or Company Subsidiary or any representative thereof that has not been fully and finally resolved;

(b) The Company and the Company Subsidiaries have timely paid to the appropriate Governmental Entity all Taxes due and owing by any of them, other than Taxes contested in good faith or for which adequate reserves, in accordance with GAAP, have been established;

(c) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes, including all applicable information reporting and withholding requirements under all applicable Laws;

(d) There is no (i) claim, litigation, proceeding, or to the Knowledge of the Company, any audit, examination or investigation pending or threatened in writing with respect to any Taxes of the Company or any Company Subsidiary, or (ii) deficiency of an amount of Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment or is being contested in good faith by appropriate proceedings;

(e) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(f) None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (1) any provisions in ordinary course commercial agreements not primarily related to Taxes, and (2) any agreement or arrangement solely among the Company and the Company Subsidiaries) or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract or otherwise;

(g) Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended U.S. Tax Treatment;

(h) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, other than Company Permitted Liens;

(i) No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to such Taxes in, such jurisdiction;

(j) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(k) Each Company Equity Plan is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Ordinance (each, a “Section 102 Plan”) and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Shares and 102 Options which were issued under any Section 102 Plan were and are currently in compliance in all respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102 and excluding the lapse of the lock-up period under Section 102 of the Ordinance) and the written requirements and guidance of the ITA, including the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to qualify as a Section 102 Plan, the grant of 102 Options only following the lapse of the required 30-day period from the filing of the Section 102 Plan with the ITA, receipt of all required tax rulings, the receipt of the required written consents from the holders (including the execution by each holder of 102 Options and 102 Shares of an undertaking to comply with the provisions of Section 102 of the Ordinance), the appointment of an authorized trustee to hold the Company Options and Company Shares, and the due deposit of such 102 Options and 102 Shares with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012;

(l) The Company and the Company Subsidiaries comply with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder. The prices and terms for the provision of any property or services by or to the Company or Company Subsidiaries are at arm’s length for purposes of the relevant transfer pricing applicable Laws and all related documentation if required by such applicable Laws has been timely prepared or obtained and, if necessary, retained;

(m) Neither the Company nor any Company Subsidiary is subject to restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Ordinance;

(n) Neither the Company nor any of Company Subsidiary has undertaken or is engaged in any transaction that will require special reporting in accordance with Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006. Neither the Company nor any nor any of Company Subsidiary is subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar provision under any other applicable local or foreign Tax law, and including with respect to VAT;

(o) Neither the Company nor any Company Subsidiary has received any “taxation decision” (hachlatat misui) from the ITA, or any other technical advice memoranda or any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity). There is no private letter ruling, “taxation decision”, or any agreement with any Tax authority to which the Company is a party;

(p) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963;

(q) The Company is duly registered for the purposes of Israeli value added tax (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and, to the Company’s Knowledge, there are no circumstances by reason of which there might not be an entitlement, to the extent permitted under applicable law, to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under the Israel Value Added Tax Law of 1975; and

(r) Section 3.11(r) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all elections to be treated or benefits claimed by the Company or any Company Subsidiary as a “Benefited Enterprise” (Mifaal Mutav), a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) or any other elections or benefits under the Law for Encouragement of Capital Investments, of 1959 (the “Capital Investment Law”).

Section 3.12. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and to the Company’s Knowledge, there is not any reasonable basis for any such Proceedings, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.13. Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Patents, registered Marks and other material Registered Company Intellectual Property Rights and (ii) material unregistered Marks included in the Owned Company IP. For each item of Registered Company Intellectual Property Rights, Section 3.13(a) of the Company Disclosure Letter lists (A) the record owner of such item (B) the jurisdiction in which such item is filed, registered, pending or issued, (C) the issuance, registration or application date and number of such item, and (D) for each material Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration. Each material item of Registered Company Intellectual Property Rights is subsisting and to the Company’s Knowledge (other than applications for registrations) is valid and enforceable.

(b) The Company, or the applicable Company Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the Owned Company IP, free and clear of all Liens (other than Company Permitted Liens), and all material Licensed IP is validly licensed to the Company or the applicable Company Subsidiary. As of the Closing, the Company or the applicable Company Subsidiary will own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the Company’s business, except as would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect; provided, that the foregoing does not constitute a representation or warranty that the Company, the Company Subsidiaries, or the Company Intellectual Property or the conduct of the business does not infringe, misappropriate or otherwise violate the rights of a third Person which is exclusively the subject matter of Section 3.13(d).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect, no Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person, (ii) inviting the Company or any Company Subsidiary to take a license under any Intellectual Property or consider the applicability of any Intellectual Property Rights to any Company Offering or the conduct of the Company’s business, or (iii) challenging the legality, ownership, use, registration, validity or enforceability of any Company Intellectual Property Rights.

(d) Neither the conduct of the Company’s business nor any Company Offering has been in the last three (3) years or is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third Person that is or would reasonably be expected to have a Company Material Adverse Effect.

(e) In the last three (3) years, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging any infringement, misappropriation, or other violation of any material Company Intellectual Property Rights or Company Offering. To the Company’s Knowledge, no Person is infringing, misappropriating, misusing or otherwise violating any Owned Company IP or Company Offering.

(f) Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all material Proprietary Information held by the Company or the applicable Company Subsidiary, and all such Proprietary Information has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect Proprietary Information of like importance. Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, in the last three (3) years, there has been no unauthorized disclosure by the Company of any Company Intellectual Property Rights.

(g) Except as has not been and would not reasonably be expected to have, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or the applicable Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all material Intellectual Property Rights authored, invented, created or developed by all current or former employees or Contractors of the Company or any Company Subsidiary for the Company or such Company Subsidiary in the course of or in connection with the term of such employee’s employment or such Contractor’s engagement. Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary does not owe any compensation to any current or former employee or Contractor in connection with any Owned Company IP (including, where applicable, compensation in connection with “Service Inventions” pursuant to Section 134 of the Israeli Patent Law, 1967). The Company and the Company Subsidiaries have, and enforce, a policy requiring each employee and Contractor who has access to Proprietary Information to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(h) No government funding or governmental grants from any Governmental Entity were used in the development of any Owned Company IP.

(i) No Academic Institution, or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has provided or provides facilities, personnel or funding for the creation or development of any Owned Company IP or Company Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has claimed any right or interest in, or has a reasonable basis to claim, any Owned Company IP or Company Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office or any other Governmental Entity owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Company IP or Company Offering. No Academic Institution, or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has provided or provides facilities, personnel or funding for the creation or development of any Owned Company IP or Company Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has claimed any right or interest in, or has a reasonable basis to claim, any Owned Company IP or Company Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office or any other Governmental Entity owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Company IP or Company Offering.

(j) None of the material Source Code for any Company Software has been deposited with, licensed or provided to any Person other than employees and Contractors of the Company or any Company Subsidiary who have entered into written confidentiality Contracts with respect to such Source Code. The Company is not required to deposit or license to any Person, and has not entered into any escrow arrangements with respect to, any material Source Code for any Company Software, and to the Knowledge of the Company, no event has occurred, and no circumstance or condition exist, that (with or without notice or lapse of time) will result or could reasonably result in the disclosure or delivery to any Person of any such Source Code.

(k) No material Company Software is or has become subject to any Open Source Software license and no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery of any material Company Software or in any Company Offering, in each case, in a manner that would require any material Company Software or Company Offering to be licensed, distributed, or otherwise made available (a) in a form other than binary or object code (e.g., in Source Code form) or (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of such material Company Software or Company Offering. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been in compliance with the terms and conditions of each Open Source Software license to which they are subject.

(l) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, none of the Company Software and Company Offerings: (i) to the Knowledge of the Company constitutes or contains any Contaminants, or (ii) contains defects, bugs or errors that adversely affects the use, functionality, security or performance of such Company Software, Company Offering or any product or system containing or used in conjunction with such Company Software or Company Offering.

(m) The Company and the Company Subsidiaries have taken commercially reasonable steps in accordance with customary industry standards intended to protect and secure Company IT Systems, except where the failure to take such steps has not had and does not constitute a Company Material Adverse Effect. In the last three (3) years, there has been no cyber-attack, unauthorized access to or use of (whether without authorization or in breach of an authorization) or harm to any Company IT Systems (or any Software, information or data stored on any Company IT Systems), that, to the Company’s Knowledge, would be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(n) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Transactions themselves, will not result in (i) the grant of any Intellectual Property Rights to or under any material Company Intellectual Property Rights (or, except as a result of the terms of a Contract to which Pubco, but neither the Company nor a Company Subsidiary, is a party, any Intellectual Property or Intellectual Property Rights of Pubco) to any Person, or (ii) the Company or any Company Subsidiary being subject to any non-compete or other material restriction on the operation or scope of their respective business.

(o) Information Technology.

(i) Plans. The Company and the Company Subsidiaries have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and act in compliance therewith and have tested such plans on a periodic basis, and such plans have proven materially effective upon testing.

(ii) Processing. The Company and the Company Subsidiaries have valid and subsisting contractual rights to Process or to have Processed all licensed Company Data howsoever obtained or collected by or for the Company or Company Subsidiaries in the manner that it is Processed by or for the Company or Company Subsidiaries. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Company Subsidiary have been and are in compliance with all Contracts pursuant to which the Company Processes or has Processed licensed Company Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

(iii) Generative AI. The tools developed by the Company for use as part of Company’s Offerings are set forth on Section 3.13(o)(iii)(1) of the Company Disclosure Letter (the “Company Developed AI”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect, the Company Developed AI (complies with all applicable laws and regulations, including data protection and privacy laws. The Company has implemented reasonable measures to protect the confidentiality and security of the Company Developed AI. The Company Developed AI has been developed and maintained in accordance with industry best practices, including but not limited to transparency in AI decision-making processes where appropriate, and regular testing and validation for accuracy and reliability. Section 3.13(o)(iii)(2) of the Company Disclosure Letter sets forth a list of all material third-party AI technologies (“AI Technologies”) used or held for use by the Company in the Company’s business, including AI Technologies capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts (“Generative AI Tools”) (collectively, “Third-Party AI”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not: (1) used any Generative AI Tools in a manner that could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any Owned Company IP that the Company or any Company Subsidiary intended to maintain as proprietary; or (2) used any Generative AI Tool in a manner that does not comply with the applicable license or other Contract terms governing its use by the Company or the Company Subsidiaries.

(p) Standards Bodies. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary have not and have never member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither the Company nor any Company Subsidiary, nor any Owned Company IP is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization.

(q) Company Websites. To the Knowledge of the Company, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company or any Company Subsidiary. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the contents of any Company Website and all transactions conducted over the Internet by the Company comply with applicable Law in any applicable jurisdiction in all material respects.

Section 3.14. Privacy and Data Protection.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance, and for the past three years have been in compliance, with all applicable Laws, written and published policies of the Company and its Subsidiaries, and Material Contracts, in each case, with respect to data privacy and security (“Company Privacy Commitments”). There is no current Proceeding pending against the Company or any of the Company Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Company Data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the last three (3) years, the Company and the Company Subsidiaries have not experienced a breach of the security of Company Data or other proprietary or confidential information within the possession or control of the Company or a Company Subsidiary.

(b) The Company and its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies designed to protect Personal Information against accidental or unlawful Processing and against accidental loss, destruction, alteration, disclosure, access or damage to Personal Information (“Data Breach”) in a manner appropriate to the risks represented by the Processing of such data by the Company or Subsidiary and their data processors. The Company and its Subsidiary have taken commercially reasonable steps to ensure the reliability of its employees and contractors who have access to Company Data, to train such employees on all applicable aspects of Company Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

Section 3.15. Real Property; Assets. Neither the Company nor any Company Subsidiary owns or has owned any real property. Section 3.15 of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any material real property (“Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Company Permitted Liens. The Transactions do not require the consent of any other party to the applicable Company Lease, will not result in a breach of or default under any Company Lease, or otherwise cause any Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. With respect to each Company Lease, neither the Company nor any Company Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Company Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Company Permitted Liens.

Section 3.16. Material Contracts.

(a) Except for this Agreement, Section 3.16 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.16 under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject (all Contracts of the type described in this Section 3.16(a), whether or not set forth on Section 3.16 of the Company Disclosure Letter, being referred to herein as the “Material Contracts”):

(i) each Contract that limits, in each case in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Pubco and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person;

(ii) each acquisition or divestiture Contract that contains any material and ongoing obligations (including “earnout” or other contingent payment obligations or any ongoing indemnification obligations) on the Company or any Company Subsidiary;

(iii) each Contract that gives any Person the right to acquire any material assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Offerings), or any shares of capital stock or other equity interests of any other Person, after the date hereof with an aggregate value in excess of $250,000;

(iv) all Material Company IP Agreements;

(v) each Contract to provide material Source Code for any Company Offering to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(vi) any Contract (x) granting exclusive rights to purchase, license, distribute, market, sell, support, make available or deliver any Company Offerings; or (y) otherwise contemplating an exclusive relationship between the Company and any other Person, including any exclusive supply Contract, in each case which is material to the Company and the Company Subsidiaries taken as a whole;

(vii) each settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Pubco and its affiliates after the Effective Time);

(viii) each Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business;

(ix) each Contract that is a Material Customer Agreement or a Material Vendor Agreement;

(x) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Pubco and its affiliates after the Effective Time), in each case which is material to the Company and its subsidiaries taken as a whole;

(xi) each material Company Lease;

(xii) each Contract relating to Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) or relating to any Liens on the material assets of the Company or any Company Subsidiary;

(xiii) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements);

(xiv) each Related Party Contract;

(xv) each Collective Bargaining Agreement; and

(xvi) any Contract not otherwise described in any other subsection of this Section 3.16(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True, correct and complete copies of each Material Contract in effect as of the date hereof have been made available to Pubco. None of the Company or any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 3.17. Environmental Matters.

(a) Neither the Company nor any Company Subsidiary is in material violation of any Environmental Law.

(b) None of the properties owned, leased or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance or has been subject to any release of any Hazardous Substance.

(c) The Company and the Company Subsidiaries have all permits, licenses, registrations and other authorizations and approvals required under any Environmental Law, and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations in all material respects and no Proceeding is pending, or to the Knowledge of the Company or Company Subsidiaries, threatened, to revoke, modify, or terminate any such permits.

(d) As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that could result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary or otherwise have a Company Material Adverse Effect.

(e) The Company and Company Subsidiaries have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person with respect to Environmental Laws or Hazardous Substances.

(f) The Company and Company Subsidiaries have delivered or otherwise made available for inspection to Pubco complete copies of any studies, audits, assessments, memoranda, reports, compliance reviews and investigations regarding the Company or Company Subsidiaries’ compliance with applicable Environmental Laws that are in the possession of Company and any Company Subsidiary.

Section 3.18. Customers and Vendors.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary, determined by the aggregate consideration paid to the Company or the Company Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a list of the top ten (10) vendors of the Company and the Company Subsidiaries, determined by the aggregate spend of the Company and the Company Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Vendor” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Vendor, a “Material Vendor Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Vendor that such Material Vendor shall not continue as a vendor to the Company or that such Material Vendor intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries.

Section 3.19. Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the Transactions including, without limitation, the Registration Statement will not, at the time any such document is filed or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Information Statement/Proxy Statement will not at the date it is first mailed to stockholders of Pubco contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Information Statement/Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.19, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Information Statement/Proxy Statement, which information or statements were not supplied by or on behalf of the Company.

Section 3.20. Related Party Transactions. There are no Related Party Contracts in effect.

Section 3.21. Finders and Brokers. Other than Stifel Financial Corp., neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.

Section 3.22. No Other Representations. The Company acknowledges that neither Pubco nor any of its respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Pubco or any of its Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(d). Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV and the certificate delivered pursuant to Section 7.3(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as disclosed in (x) any Pubco SEC Document filed or furnished by Pubco with the SEC and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature) or (y) the applicable Section of the disclosure letter delivered by Pubco to the Company immediately prior to the execution of this Agreement (the “Pubco Disclosure Letter”) (it being understood that any information set forth in one Section or subsection of the Pubco Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Pubco represents and warrants to the Company as set forth below.

Section 4.1. Qualification, Organization, Etc.

(a) Pubco is a corporation duly organized and validly existing under the Laws of Nevada, and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each other Pubco Subsidiary, is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Pubco and the Pubco Subsidiaries is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or to be in good standing, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Pubco to consummate the Transactions, including the Mergers, prior to the Outside Date. Pubco has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws as amended to the date hereof (the “Pubco Governing Documents”). The Pubco Governing Documents are in full force and effect and Pubco is not in violation of the Pubco Governing Documents. Pubco has made available to Company prior to the date hereof complete and accurate copies of the articles of association, certificates of incorporation, bylaws, or equivalent organizational or governing documents, of Pubco’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect, and the organizational documents of each Pubco Subsidiary, which documents are in full force and effect, and neither Pubco nor any Pubco Subsidiary is, in any material respect, in default under or in violation of any provisions thereof.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Pubco Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Pubco free and clear of all Liens, other than Pubco Permitted Liens. Section 4.1(b)(1) of the Pubco Disclosure Letter sets forth an accurate and complete list of each Pubco Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Pubco Subsidiary, (ii) the type and percentage of interests held, directly or indirectly, by Pubco in each Pubco Subsidiary and (iii) the names and type of and percentage interests held by any Person other than Pubco or a Pubco Subsidiary in each Pubco Subsidiary. Section 4.1(b)(2) of the Pubco Disclosure Letter sets forth an accurate and complete list of each Person (other than a Pubco Subsidiary) in which Pubco or any Pubco Subsidiary owns an equity interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Person, and (ii) the type and percentage of interests held, directly or indirectly, by Pubco or Pubco Subsidiary in such Person.

Section 4.2. Capitalization.

(a) The authorized share capital of Pubco consists of 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Pubco Preferred Stock”), 186,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share (“Pubco Class A Common Stock”), and 4,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Pubco Class B Common Stock”).

(i) As of February 12, 2026 (the “Pubco Capitalization Date”):

(A) (A) 6,301,950 shares of Pubco Class A Common Stock and 0 shares of Pubco Class B Common Stock were issued and outstanding, (B) no shares of Pubco Class A Common Stock or Pubco Class B Common Stock were held in the Company’s treasury, (C) no shares of Pubco Class A Common Stock or Pubco Class B Common Stock were held by the Pubco Subsidiaries, (D) no options were granted under the Pubco Equity Plans, and (E) restricted stock unit awards granted under Pubco Equity Plans covering 214,400 shares of Pubco Class A Common Stock (assuming any applicable performance goals are deemed satisfied at target) were outstanding;

(B) 2,000,000 shares of Pubco Class A Common Stock were reserved for issuance pursuant to the Pubco Equity Plans;

(C) (A) 4,400,000 shares of Pubco Preferred Stock are designated as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”), par value $0.0001 per share, of which 4,389,500 shares are issued and outstanding which shares are convertible into shares of Pubco Class A Common Stock on a 1 for 1.838 basis; and (B) 8,068,933 shares of Pubco Class A Common Stock are reserved for issuance upon the conversion of the Series C Convertible Preferred Stock;

(D) a total of 17,412,584 warrants are issued and outstanding consisting of (1) 645,515 warrants exercisable for $5.44 per share, (2) 8,068,933 warrants exercisable for $5.75 per share, (3) 8,068,933 warrants exercisable for $6.25 per share, and (4) 629,203 warrants exercisable for $5.50 per share; and

(E) 17,412,584 shares of Pubco Class A Common Stock are reserved for issuance in connection with the exercise of the warrants listed in Section 4.2(a)(i)(D).

(ii) All the outstanding shares of Pubco Class A Common Stock and Series C Convertible Preferred Stock are, and all shares of Pubco Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(a), and other than the PIPE Shares and shares of Pubco Common Stock that have become outstanding after the Pubco Capitalization Date that were reserved for issuance as set forth in Section 4.2(a) and issued in accordance with the terms of the applicable Pubco Equity Plan and equity award agreement, and other than as set forth in Section 4.2(b) of the Pubco Disclosure Letter, in each case as of the date hereof: (i) Pubco does not have any shares or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Pubco or any Pubco Subsidiary is a party or is otherwise bound obligating Pubco or any Pubco Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of Pubco or any Pubco Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests of Pubco or (D) make any investment (in the form of a loan, capital contribution or otherwise) in, any Pubco Subsidiary (that is not wholly owned) or any other Person. There are no outstanding obligations of Pubco or any Pubco Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) other than the Registration Rights Agreement, requiring the registration for sale of (including under any subscription agreements entered into by Pubco or any Pubco Subsidiaries) or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of or other equity interests of Pubco or any Pubco Subsidiary, in each case of (1)-(5), other than as set forth in the PubCo Governing Documents.

(c) Neither Pubco nor any Pubco Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Pubco Stockholders on any matter.

(d) There are no stockholder agreements, voting trusts, registration rights agreements, subscription agreements or other similar agreements, commitments or understandings to which Pubco or any Pubco Subsidiary is a party with respect to the shares of or other equity interests of Pubco, other than the Registration Rights Agreement.

Section 4.3. Corporate Authority.

(a) Pubco has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Pubco Stockholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement, the performance of Pubco’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Pubco Board of Directors, and no other corporate proceedings (pursuant to the NRS, the Pubco Governing Documents or otherwise) on the part of Pubco are necessary to authorize the performance of Pubco’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except for the receipt of the Pubco Stockholder Approval, and for the filing and recordation of appropriate merger documents as required by the NRS (including, the Merger Proposal).

(b) The affirmative vote or written consent of the holders of a majority of the outstanding shares of Pubco Class A Common Stock and Pubco Class B Common Stock entitled to vote to adopt this Agreement and to approve the Newco Equity Plan and Newco ESPP in accordance with NASDAQ, the organizational documents of Pubco and applicable Law (the “Pubco Stockholder Approval”), is the only vote of the holders of any class or series of Pubco’s share capital necessary to approve the Mergers and consummate the Transactions. The Persons listed on Section 4.3(b) of the Pubco Disclosure Letter hold sufficient shares of Pubco Common Stock to provide the Pubco Stockholder Approval. The execution and delivery to Pubco of the Pubco Stockholder Written Consent, duly executed by the Persons listed on Section 4.3(b) of the Pubco Disclosure Letter, will be sufficient to approve and adopt this Agreement and the Mergers in accordance with applicable law and the organizational documents of Pubco.

(c) On or prior to the date hereof, the Pubco Board of Directors at a meeting duly called and held in compliance with the Pubco Governing Documents, unanimously adopted resolutions (i) resolving that this Agreement and the Transactions are fair to, and in the best interests of, Pubco and Pubco’s stockholders, (ii) approving the Merger, this Agreement, the Company Stockholder Support Agreement and the Transactions on the terms and subject to the conditions set forth herein, and (iii) resolving to make the Pubco Board Recommendation. None of the foregoing actions by the Pubco Board of Directors has been rescinded or modified in any way.

(d) This Agreement has been duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding agreement of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the filing of the Pubco Certificate of Merger with the State of Nevada and all such other notices or filings required under the NRS with respect to the consummation of the Pubco Merger and the issuance of the Pubco Certificate of Merger, (ii) the filing of the Information Statement/Proxy Statement and the Registration Statement with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement and the mailing of the Information Statement/Proxy Statement, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the DPA and NSIA (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws set forth on Section 4.4(a) of the Pubco Disclosure Letter, and (vii) any applicable requirements of the NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Pubco of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Pubco Material Adverse Effect or (2) a material adverse effect on the ability of Pubco to consummate the Transactions, including the Pubco Merger, prior to the Outside Date.

(b) The execution and delivery by Pubco of this Agreement do not, and, subject to the receipt of the Pubco Stockholder Approval and except as described in Section 4.4(a) of the Pubco Disclosure Letter, the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any Material Contract or Pubco Permit, or result in the creation of any Lien upon any of the properties, rights or assets of the Pubco or any Pubco Subsidiary, other than Pubco Permitted Liens, (ii) conflict with or result in any violation of any provision of the Pubco Governing Documents or the organizational or governing documents of any Pubco Subsidiary or (iii) conflict with or violate any Laws applicable to the Pubco or any Pubco Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Pubco Material Adverse Effect or (2) a material adverse effect on the ability of the Pubco to consummate the Transactions, including the Pubco Merger, prior to the Outside Date.

Section 4.5. SEC Reports and Financial Statements.

(a) Since January 1, 2025, Pubco has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Pubco SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Pubco SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NASDAQ, and none of the Pubco SEC Documents contained (or, with respect to the Pubco SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Pubco SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since January 1, 2025, neither the Pubco nor any Pubco Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Pubco SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Pubco SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Pubco’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Pubco SEC Documents (including the financial statements included therein). No Pubco Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Pubco included or incorporated by reference in the Pubco SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Pubco and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) Pubco is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Pubco’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Pubco nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Pubco nor any Pubco Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Pubco or any Pubco Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Pubco in Pubco’s published financial statements or any Pubco SEC Documents.

Section 4.6. Internal Controls and Procedures.

(a) Pubco has established and maintains, and at all times since January 1, 2025 Pubco has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and which includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Pubco, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Pubco and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Pubco that could have a material effect on the financial statements.

(b) Pubco’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Pubco in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Pubco’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) Since January 1, 2025, Pubco’s principal executive officer and its principal financial officer have disclosed to Pubco’s auditors and the audit committee of the Pubco Board of Directors (the material circumstances of which (if any) have been made available to Company) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a role in the preparation of financial statements or the internal accounting controls, and (iii) any claim or allegation regarding any of the foregoing. Since January 1, 2025, neither the Pubco nor any Pubco Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Pubco or any Pubco Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities.

Neither Pubco nor any Pubco Subsidiary has any liabilities of any nature that would be required by GAAP to be reflected upon or reserved against in a consolidated balance sheet of Pubco and the Pubco Subsidiaries (or disclosed in the notes to such balance sheet), whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Pubco’s consolidated balance sheet (or the notes thereto) as of September 30, 2025 included in the Pubco SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025 (other than any liability for any material breaches of Contracts), (c) as expressly required by this Agreement, and (d) as set forth in Section 4.7 of the Pubco Disclosure Letter.

Section 4.8. Absence of Certain Changes or Events.

(a) From January 1, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(b) From January 1, 2025 through the date hereof, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of Pubco and the Pubco Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

Section 4.9. Compliance with Law; Permits.

(a) Pubco and each Pubco Subsidiary is and has been since January 1, 2025 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Pubco or such Pubco Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(b) Pubco and the Pubco Subsidiaries are and have been since January 1, 2025 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Pubco and the Pubco Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Pubco Permits”), except where the failure to have any of the Pubco Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect. Section 4.9(b) of the Pubco Disclosure Letter identifies each Pubco Permit. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, all Pubco Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Pubco Permit and none of Pubco or any Pubco Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Pubco Permit.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, for the past five (5) years, none of Pubco or any Pubco Subsidiary, or, to the Pubco’s Knowledge, any of Pubco’s or the Pubco Subsidiaries’ respective Representatives acting on behalf of the Pubco or any Pubco Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, or (ii) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, for the past five (5) years, none of Pubco or any Pubco Subsidiary has been subject to any actual, pending, or, to Pubcos’ Knowledge, threatened civil, criminal, or administrative Proceedings, or made any voluntary disclosures to any Governmental Entity, involving Pubco or any Pubco Subsidiary in any way relating to applicable Anti-Corruption Laws. Pubco and each Pubco Subsidiary has established and maintains policies and procedures to promote compliance with the requirements of applicable Anti-Corruption Laws.

(e) Pubco and the Pubco Subsidiaries are, and at all times in the past five (5) years (and since April 24, 2019 with respect to Sanctions) have been, in compliance with all applicable International Trade Laws. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect:

(i) Pubco has obtained and is in compliance with all required licenses pursuant to International Trade Laws from relevant Governmental Entities, including the the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of State;

(ii) Pubco has not conducted, directly or indirectly, any business in any Sanctioned Jurisdiction or with any Sanctions Target or otherwise engaged in any transactions, or otherwise dealt directly, to Company’s Knowledge, or indirectly, with any Person with whom Persons are prohibited from dealing under the International Trade Laws, in any such case in violation of applicable International Trade Laws;

(iii) Neither Pubco, the Pubco Subsidiaries, their respective directors, officers, employees nor, to the Knowledge of Pubco, agents of the foregoing, is a Sanctions Target;

(iv) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither Pubco nor any of the Pubco Subsidiaries has received any written or, to the Knowledge of Pubco, oral notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws; and

(v) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither Pubco nor the Pubco Subsidiaries has made any voluntary disclosure nor been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations International Trade Laws.

Section 4.10. Employee Benefits.

(a) Section 4.10(a) of the Pubco Disclosure Letter sets forth a complete and accurate list of each material Pubco Benefit Plan. For purposes of this Agreement, “Pubco Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or a bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control, profit sharing, provident fund (including a pension fund, managers’ insurance policy, further education fund or other similar fund), vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, or insurance or other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of any current or former Pubco Service Providers (or any dependent or beneficiary thereof) of Pubco or any Pubco Subsidiary or any of their ERISA Affiliates and with respect to which Pubco or any Pubco Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding Multiemployer Plans and plans, policies, programs, agreements, and arrangements maintained or sponsored solely by a Governmental Entity to which Pubco or any Subsidiary is required to contribute pursuant to applicable Law.

(b) With respect to each material Pubco Benefit Plan, Pubco has made available to Company correct and complete copies of the following, in each case, to the extent applicable: (i) all current (A) plan documents (or, in the case of an unwritten Pubco Benefit Plan, a written description of the material terms thereof), (B) summary plan descriptions, (C) summaries of material modifications, (D) amendments, and (E) related trust agreements, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity in the past three (3) years, (v) all material related agreements, insurance Contracts and other agreements that implement each such Pubco Benefit Plan, (vi) all material records, notices, and filings concerning Internal Revenue Service or U.S. Department of Labor Proceedings within the past three (3) years, and (vii) all material communications with current or former Pubco Service Providers within the past three years concerning the compensation or benefits provided thereunder.

(c) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Benefit Plan has been established, operated, administered and funded in accordance with its terms and in compliance with applicable Law.

(d) Neither Pubco nor any Pubco Subsidiary contributes to or has any obligation to contribute to, or has at any time within the six years prior to the date hereof contributed to or had any obligation to contribute to, or currently has or has within the past six years had (including on account of an ERISA Affiliate), any liability (contingent or otherwise) under, and no Pubco Benefit Plan is or was within the past six years, (i) a Multiemployer Plan, (ii) a plan, arrangement, or account subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code), (v) a “multiple employer welfare arrangement” (within the meaning of Section 4(4) of ERISA), or (vi) a voluntary employee benefit association under Section 501(a)(9) of the Code.

(e) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, all contributions and other amounts payable by Pubco or any Pubco Subsidiary pursuant to any Pubco Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to Pubco’s Knowledge, threatened Proceedings (other than routine claims for benefits) by, on behalf of, or against Pubco, and Pubco Subsidiary, any of the Pubco Benefit Plans, or any trusts related thereto that could reasonably be expected to have a Pubco Material Adverse Effect.

(f) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries are in compliance with (i) the applicable requirements of Section 4980B of the Code and any similar state Law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(g) No Pubco Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former Pubco Service Providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law.

(h) Each Pubco Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a prototype opinion letter as to its qualification, and to Pubco’s Knowledge, there are no existing circumstances, and no events have occurred, that could reasonably be expected to materially and adversely affect the qualified status of any such Pubco Benefit Plan or its related trust. Each such favorable determination or opinion letter has been provided or made available to Company.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) cause any payment or benefit (including severance and unemployment compensation, forgiveness of Indebtedness, or otherwise) to become due to any current or former Pubco Service Provider under any Pubco Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable to any current or former Pubco Service Provider, (iii) result in any acceleration of the time of payment, funding, or vesting of any such compensation or benefits, (iv) result in any breach or violation of, or default under, or limit Pubco’s or any Pubco Subsidiary’s right to amend, modify, terminate, merge, or transfer the assets of, any Pubco Benefit Plan, (v) require Pubco or any Pubco Subsidiary to adopt or implement any new compensation or benefit plan, policy, program, agreement, or arrangement, or (vi) cause any amount or benefit, including any previously paid amount or benefit, not to be deductible by reason of Section 280G of the Code, or cause any such amount or benefit to be subject to a Tax under Section 4999 of the Code, including, in either case, as a result of the payment or provision of any new or enhanced amount or benefit (including accelerated vesting).

(j) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Benefit Plan that is maintained outside of the United States or for the benefit of any current or former Pubco Service Provider who is resident in a non-United States jurisdiction (i) has been operated in conformance with the applicable Law, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder or an available exemption therefrom, to the extent it relates to US persons.

(l) Pubco is not a party to, nor does it have any obligation under, any Pubco Benefit Plan or otherwise to compensate any Person for Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to, or as a result of the operation of, Section 409A of the Code.

(m) There is no present intention that any Pubco Benefit Plan be materially amended, suspended, or terminated in such a manner which is could reasonably be expected to have a Pubco Material Adverse Effect.

Section 4.11. Labor Matters.

(a) Neither Pubco nor any Pubco Subsidiary is a party to, or bound by, any Collective Bargaining Agreement. Neither Pubco nor any Pubco Subsidiary is, nor has it been in the past three (3) years, subject to a strike or work stoppage, and to the Pubco’s Knowledge, there is no pending strike or work stoppage involving Pubco or any Pubco Subsidiary. There are no labor organizations representing, and to Pubco’s Knowledge, there are no labor organizations purporting to represent or seeking to represent, any Pubco Service Provider. To the Company’s Knowledge, there have been no organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to Pubco’s Knowledge, threatened involving any Pubco Service Provider.

(b) Pubco and each Pubco Subsidiary are, and during the last five (5) years have been, in compliance, in all material respects, with all applicable Laws relating to employment, including labor, employment, termination of employment, privacy issues, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of Pubco Service Providers, enforcement of labor Laws, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, in each case except where such non-compliance has not had, and could not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(c) To Pubco’s Knowledge, no current or former Pubco Service Provider has violated any confidentiality or proprietary information agreement or any restrictive covenant agreement, with any third party. There is no Proceeding pending, and as of the date of this Agreement neither Pubco nor any Pubco Subsidiary intends to bring any Proceeding, against any current or former Pubco Service Provider for any alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreement.

(d) In the past three (3) years, to Pubco’s Knowledge, no allegations of illegal harassment, discrimination, sexual assault, or sexual misconduct have been made involving any current or former Pubco Service Provider in his or her capacity as such. In the past three (3) years, neither Pubco nor any Pubco Subsidiary has entered into any settlement agreement or conducted any investigation related to allegations of illegal harassment, discrimination, sexual assault or sexual misconduct by any current or former Pubco Service Provider.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) trigger any requirement under applicable Law or Contract to (A) provide notice to, (B) enter into any consultation procedure with, (C) seek approval from, or (D) bargain or negotiate with any labor union, labor organization, or works council representing any employee or other Service Provider of Pubco or any Pubco Subsidiary or (ii) result in any material breach or other violation of any Collective Bargaining Agreement.

Section 4.12. Tax Matters.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect:

(a) Pubco and the Pubco Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete, in accordance with applicable Law. No adjustment relating to any Tax Return filed by Pubco or any Pubco Subsidiary has been proposed in writing by any Tax Authority to Pubco or any Pubco Subsidiary or any representative thereof that has not been fully and finally resolved;

(b) Pubco and the Pubco Subsidiaries have timely paid to the appropriate Governmental Entity all Taxes due and owing by any of them, other than Taxes contested in good faith or for which adequate reserves, in accordance with GAAP, have been established;

(c) Pubco and the Pubco Subsidiaries have complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes, including all applicable information reporting and withholding requirements under all applicable Laws;

(d) There is no (i) claim, litigation, proceeding, or to the Knowledge of the Pubco, any audit, examination or investigation pending or threatened in writing with respect to any Taxes of Pubco or any Pubco Subsidiary, or (ii) deficiency of an amount of Taxes that has been assessed by any Governmental Entity against Pubco or any Pubco Subsidiary and that has not been fully satisfied by payment or is being contested in good faith by appropriate proceedings;

(e) Within the last two (2) years, neither Pubco nor any Pubco Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(f) None of Pubco or any Pubco Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (1) any provisions in ordinary course commercial agreements not primarily related to Taxes, and (2) any agreement or arrangement solely among Pubco and the Pubco Subsidiaries) or (ii) has any liability for Taxes of any Person (other than Pubco or any Pubco Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract or otherwise;

(g) Neither Pubco nor any Pubco Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended U.S. Tax Treatment;

(h) There are no Liens for Taxes upon any property or assets of Pubco or any Pubco Subsidiary, other than Pubco Permitted Liens;

(i) No claim has been made in writing by any Tax authority in a jurisdiction where Pubco or any Pubco Subsidiary has not filed Tax Returns of a particular type that Pubco or any Pubco Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to such Taxes in, such jurisdiction;

(j) Neither Pubco nor any Pubco Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(k) Neither Pubco nor any Pubco Subsidiary is subject to restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Ordinance;

(l) Pubco and its Subsidiaries have met or made sure that the intermediaries have met the Mandatory Disclosure Rules in the countries that introduced them, including DAC6 in the EU, DOTAS in the UK, and similar rules;

(m) Neither Pubco nor any Pubco Subsidiary (including Merger Sub 2) is aware of the existence of any fact, or has taken or agreed to take any action, could reasonably be expected to prevent or impede the Pubco Merger from qualifying for the Intended U.S. Tax Treatment; and

(n) Neither Pubco nor any Pubco Subsidiary has received any technical advice memoranda or any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity). There is no private letter ruling, “taxation decision”, or any agreement with any Tax authority to which Pubco is a party.

(o) Pubco and the Pubco Subsidiaries are in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Pubco or the Pubco Subsidiaries, as applicable.

(p) JFB Construction & Development Inc. (i) from January 1, 2014 until December 31, 2023, was at all times a properly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions of applicable state or local Law), (ii) since January 1, 2024, is and has always been properly classified as a corporation for U.S. federal (and applicable state and local) income tax purposes and (iii) has never been liable for any Tax under Section 1374 of the Code (or any similar provision of applicable state or local Law).

Section 4.13. Litigation.

There are no Proceedings pending or, to the Pubco’s Knowledge, threatened against Pubco or any Pubco Subsidiary or any of their respective properties, rights or assets by or before, and to Pubco’s Knowledge, there is not any reasonable basis for any such Proceedings, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to have a Pubco Material Adverse Effect.

Section 4.14. Intellectual Property.

(a) Section 4.14(a) of the Pubco Disclosure Letter sets forth a true, correct and complete list of all (i) Patents, registered Marks and other material Registered Pubco Intellectual Property Rights and (ii) material unregistered Marks included in the Owned Pubco IP. For each item of Registered Pubco Intellectual Property Rights, Section 4.14(a) of the Pubco Disclosure Letter lists (A) the record owner of such item (B) the jurisdiction in which such item is filed, registered, pending or issued, (C) the issuance, registration or application date and number of such item, and (D) for each material Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration. Each material item of Registered Pubco Intellectual Property Rights is subsisting and to Pubco’s Knowledge, (other than applications for registrations) is valid and enforceable.

(b) Pubco, or the applicable Pubco Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the material Owned Pubco IP, free and clear of all Liens (other than Pubco Permitted Liens), and all material Licensed IP is validly licensed to the Pubco or the applicable Pubco Subsidiary. As of the Closing, the Pubco or the applicable Pubco Subsidiary will own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the Pubco’s business, except as would not reasonably be expected to be, individually or in the aggregate, have a Pubco Material Adverse Effect.

(c) Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, no Proceedings are pending or, to Pubco’s Knowledge, are threatened against Pubco or any Pubco Subsidiary (i) alleging that Pubco or any Pubco Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person, (ii) inviting Pubco or any Pubco Subsidiary to take a license under any Intellectual Property or consider the applicability of any Intellectual Property Rights to any Pubco Offering or the conduct of the Pubco’s business, or (iii) challenging the legality, ownership, use, registration, validity or enforceability of any Pubco Intellectual Property Rights.

(d) Neither the conduct of Pubco’s business nor any Pubco Offering has been in the last three (3) years or is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third Person that is or would reasonably be expected to have a Pubco Material Adverse Effect.

(e) In the last three (3) years, neither Pubco nor any Pubco Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging any infringement, misappropriation, or other violation of any material Pubco Intellectual Property Rights or Pubco Offering. To Pubco’s Knowledge, no Person is infringing, misappropriating, misusing or otherwise violating any Owned Pubco IP or Pubco Offering.

(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and each Pubco Subsidiary has taken commercially reasonable actions to maintain and protect all material Proprietary Information held by Pubco or the applicable Pubco Subsidiary, and all such Proprietary Information has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect Proprietary Information of like importance. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries, taken as a whole, to Pubco’s Knowledge, in the last three (3) years, there has been no unauthorized disclosure by Pubco of any Pubco Intellectual Property Rights.

(g) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco or the applicable Pubco Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all material Intellectual Property Rights authored, invented, created or developed by all current or former employees or Contractors of Pubco or any Pubco Subsidiary for Pubco or such Pubco Subsidiary in the course of or in connection with the term of such employee’s employment or such Contractor’s engagement. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and each Pubco Subsidiary does not owe any compensation to any current or former employee or Contractor in connection with any Owned Pubco IP. Pubco and the Pubco Subsidiaries have, and enforce, a policy requiring each employee and Contractor who has access to Proprietary Information to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect.

(h) No government funding or governmental grants from any Governmental Entity were used in the development of any Owned Pubco IP.

(i) No Academic Institution, Governmental Entity or any military, multi-national, bi-national or international organization has provided or provides facilities, personnel or funding for the creation or development of any Owned Pubco IP or Pubco Offering and no Academic Institution, Governmental Entity or military, multi-national, bi-national or international organization has claimed any right or interest in, or has a reasonable basis to claim, any Owned Pubco IP or Pubco Offering and no Academic Institution or Governmental Entity owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Pubco IP or Pubco Offering.

(j) None of the material Source Code for any Pubco Software has been deposited with, licensed or provided to any Person other than employees and Contractors of the Pubco or any Pubco Subsidiary who have entered into written confidentiality Contracts with respect to such Source Code. Pubco is not required to deposit or license to any Person, and has not entered into any escrow arrangements with respect to, any material Source Code for any Pubco Software, and to the Knowledge of Pubco, no event has occurred, and no circumstance or condition exist, that (with or without notice or lapse of time) will result or could reasonably result in the disclosure or delivery to any Person of any such Source Code.

(k) No material Pubco Software is or has become subject to any Open Source Software license and no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery of any material Pubco Software or in any Pubco Offering, in each case, in a manner that would require any material Pubco Software or Pubco Offering to be licensed, distributed, or otherwise made available (a) in a form other than binary or object code (e.g., in Source Code form) or (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of such material Pubco Software or Pubco Offering. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries are and have been in compliance with the terms and conditions of each Open Source Software license to which they are subject.

(l) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, none of the Pubco Software and Pubco Offerings: (i) to the Knowledge of Pubco, constitutes or contains any Contaminants, or (ii) contains defects, bugs or errors that adversely affects the use, functionality, security or performance of such Pubco Software, Pubco Offering or any product or system containing or used in conjunction with such Pubco Software or Pubco Offering.

(m) Pubco and the Pubco Subsidiaries have taken commercially reasonable steps in accordance with customary industry standards intended to protect and secure Pubco IT Systems, except where the failure to take such steps has not had and does not constitute a Pubco Material Adverse Effect. In the last three (3) years, there has been no cyber-attack, unauthorized access to or use of (whether without authorization or in breach of an authorization) or harm to any Pubco IT Systems (or any Software, information or data stored on any Pubco IT Systems), that to the Pubco’s Knowledge, would be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect.

(n) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Transactions themselves, will not result in (i) the grant of any Intellectual Property Rights to or under any material Pubco Intellectual Property Rights (or, except as a result of the terms of a Contract to which Company, but neither the Pubco nor a Pubco Subsidiary, is a party, any Intellectual Property or Intellectual Property Rights of Company) to any Person, or (ii) the Pubco or any Pubco Subsidiary being subject to any non-compete or other material restriction on the operation or scope of their respective business.

(o) Information Technology.

(i) Plans. Pubco and its Subsidiaries have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and act in compliance therewith and have tested such plans on a periodic basis, and such plans have proven materially effective upon testing.

(ii) Processing. Pubco and its Subsidiaries have valid and subsisting contractual rights to Process or to have Processed all licensed Pubco Data howsoever obtained or collected by or for the Pubco or Pubco Subsidiary in the manner that it is Processed by or for Pubco or Pubco Subsidiaries. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and each Pubco Subsidiary have been and are in compliance with all Contracts pursuant to which the Pubco Processes or has Processed licensed Pubco Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

(iii) Generative AI. The tools developed by the Pubco for use as part of Pubco’s Offerings are set forth on Section 4.14(o)(iii)(1) of the Pubco Disclosure Letter (the “Pubco Developed AI”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, the Pubco Developed AI complies with all applicable laws and regulations, including data protection and privacy laws in all material respects. Pubco has implemented reasonable measures to protect the confidentiality and security of the Pubco Developed AI. To Pubco’s Knowledge, there have been no unauthorized uses, disclosures, or breaches of the Pubco Developed AI or related systems that resulted in a Material Adverse Effect. The Pubco Developed AI has been developed and maintained in accordance with industry best practices, including but not limited to: transparency in AI decision-making processes where appropriate, and regular testing and validation for accuracy and reliability. Section 4.14(o)(iii)(2) of the Pubco Disclosure Letter sets forth a list of all material Third-Party AI used or held for use by Pubco in the Pubco’s business. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries have not: (1) used any Generative AI Tools in a manner that could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any Owned Pubco IP that Pubco or any Pubco Subsidiary intended to maintain as proprietary; or (2) used any Generative AI Tool in a manner that does not comply with the applicable license or other Contract terms governing its use by Pubco or the Pubco Subsidiary.

(p) Standards Bodies. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) Pubco and each Pubco Subsidiary have not and have never member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither Pubco nor any Pubco Subsidiary, nor any Owned Pubco IP is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization.

(q) Pubco Websites. To the Knowledge of Pubco, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by Pubco or a Pubco Subsidiary. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, the contents of any Pubco Website and all transactions conducted over the Internet by Pubco comply with applicable Law in any applicable jurisdiction in all material respects.

Section 4.15. Privacy and Data Protection.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries are in compliance, and for the past three years have been in compliance, with all applicable Laws, written and published policies of Pubco and its Subsidiaries, and Pubco Material Contracts, in each case, with respect to data privacy and security (“Pubco Privacy Commitments”). To the Knowledge of Pubco, there is no current Proceeding pending against Pubco or any of the Pubco Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Pubco Data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, since June 30, 2025, Pubco and the Pubco Subsidiaries have not experienced a breach of the security of Pubco Data or other proprietary or confidential information within the possession or control of Pubco or a Pubco Subsidiary.

(b) Pubco and its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies designed to protect Personal Information against a Data Breach in a manner appropriate to the risks represented by the Processing of such data by the Pubco or Subsidiary and their data processors. Pubco and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of its employees and contractors who have access to Pubco Data, to train such employees on all applicable aspects of Pubco Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

Section 4.16. Real Property; Assets. Neither Pubco nor any Pubco Subsidiary owns or has owned any real property. Section 4.16 of the Pubco Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which Pubco or any Pubco Subsidiary leases, subleases or occupies any material real property (“Pubco Leases”). Neither Pubco nor any Pubco Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Pubco Lease or any portion thereof. Each Pubco Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no default on the part of Pubco or, if applicable, any Pubco Subsidiary or, to Pubco’s Knowledge, the landlord thereunder exists with respect to any Pubco Lease, except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect. Pubco or a Pubco Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Pubco Lease, each real property subject to the Pubco Leases, free and clear of all Liens, other than Pubco Permitted Liens. The Transactions do not require the consent of any other party to the applicable Pubco Lease, will not result in a breach of or default under any Pubco Lease, or otherwise cause any Pubco Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. With respect to each Pubco Lease, neither Pubco nor any Pubco Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Pubco Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, the Pubco and each Pubco Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Pubco and the Pubco Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Pubco Permitted Liens.

Section 4.17. Material Contracts.

(a) Except for this Agreement, Section 4.17(a) of the Pubco Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 4.17(a) under which Pubco or any Pubco Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which Pubco or any Pubco Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Pubco Disclosure Letter, being referred to herein as the “Pubco Material Contracts”):

(i) each Contract that limits, in each case in any material respect the freedom of Pubco, any Pubco Subsidiary or any of their respective affiliates (including Company and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person;

(ii) each acquisition or divestiture Contract that contains any material and ongoing obligations (including “earnout” or other contingent payment obligations obligations or any ongoing indemnification obligations) on Pubco or any Pubco Subsidiary;

(iii) each Contract that gives any Person the right to acquire any material assets of Pubco or any Pubco Subsidiary (excluding ordinary course commitments to purchase Pubco Offerings), or any shares of capital stock or other equity interests of any other Person, after the date hereof with an aggregate value in excess of $250,000;

(iv) all Material Pubco IP Agreements;

(v) each Contract to provide material Source Code for any Pubco Offering to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(vi) any Contract (x) granting exclusive rights to purchase, license, distribute, market, sell, support, make available or deliver any Pubco Offerings; or (y) otherwise contemplating an exclusive relationship between Pubco and any other Person, including any exclusive supply Contract, in each case which is material to Pubco and its Subsidiaries taken as a whole;

(vii) each settlement agreement or similar Contract restricting in any material respect the operations or conduct of Pubco or any Pubco Subsidiary or any of their respective affiliates (including Pubco and its affiliates after the Effective Time);

(viii) each Contract that obligates PubCo or any PubCo Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business;

(ix) each Contract that is a Material Pubco Customer Agreement or a Material Pubco Vendor Agreement;

(x) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on Pubco or its affiliates (including Company and its affiliates after the Effective Time), in each case which is material to Pubco and its subsidiaries taken as a whole;

(xi) each material Pubco Lease;

(xii) each Contract relating to Indebtedness (or commitments in respect thereof) of Pubco or any Pubco Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) or relating to any Liens on the material assets of Pubco or any Pubco Subsidiary;

(xiii) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements);

(xiv) each Pubco Related Party Contract;

(xv) each Collective Bargaining Agreement;

(xvi) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Pubco; and

(xvii) other than this Agreement, any Contract relating to the Transactions.

(b) True, correct and complete copies of each Pubco Material Contract in effect as of the date hereof have been made available to Company or publicly filed with the SEC prior to the date hereof. None of Pubco or any Pubco Subsidiary is in breach of or default under the terms of any Pubco Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, Pubco Material Adverse Effect. To Pubco’s Knowledge, as of the date hereof, no other party to any Pubco Material Contract is in breach of or default under the terms of any Pubco Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Material Contract is a valid, binding and enforceable obligation of Pubco or Pubco Subsidiary which is party thereto and, to the Pubco’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 4.18. Environmental Matters.

(a) Neither Pubco nor any Pubco Subsidiary is in material violation of any Environmental Law.

(b) None of the properties owned, leased or occupied by Pubco or any Pubco Subsidiary is contaminated with any Hazardous Substance or has been subject to any release of any Hazardous Substance.

(c) Pubco and the Pubco Subsidiaries have all permits, licenses, registrations and other authorizations and approvals required under any Environmental Law, and Pubco and the Pubco Subsidiaries are in compliance with such permits, licenses and other authorizations in all material respects and no Proceeding is pending, or to the Knowledge of Pubco or the Pubco Subsidiaries, threatened, to revoke, modify, or terminate any such permits.

(d) As of the date hereof, no Proceeding is pending, or to Pubco’s Knowledge, threatened, concerning or relating to the operations of Pubco or any Pubco Subsidiary that seeks to impose, or that could result in the imposition of, any material liability arising under any Environmental Law upon Pubco or any Pubco Subsidiary or otherwise have a Pubco Material Adverse Effect.

(e) Pubco and the Pubco Subsidiaries have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person with respect to Environmental Laws or Hazardous Substances.

(f) Pubco and the Pubco Subsidiaries have delivered or otherwise made available for inspection to the Company complete copies of any studies, audits, assessments, memoranda, reports, compliance reviews and investigations regarding Pubco or the Pubco Subsidiaries’ compliance with applicable Environmental Laws that are in the possession of Pubco and any Pubco Subsidiary.

Section 4.19. Customers and Vendors.

(a) Section 4.19(a) of the Pubco Disclosure Letter sets forth a list of the top ten (10) customers of Pubco and the Pubco Subsidiaries that have a Contract with Pubco or a Pubco Subsidiary, determined by the aggregate consideration paid to the Pubco or the Pubco Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Pubco Customer” and each such contract, a “Material Pubco Customer Agreement”). As of the date hereof, neither Pubco nor any Pubco Subsidiary has received any written notice from any Material Pubco Customer that such Material Pubco Customer shall not continue as a customer of Pubco or that such Material Pubco Customer intends to terminate or adversely modify existing Contracts with Pubco or the Pubco Subsidiaries.

(b) Section 4.19(b) of the Pubco Disclosure Letter sets forth a list of the top ten (10) vendors of Pubco and the Pubco Subsidiaries, determined by the aggregate spend of Pubco and the Pubco Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Pubco Vendor” and each Contract pursuant to which Pubco or a Pubco Subsidiary paid those amounts to the applicable Material Pubco Vendor, a “Material Pubco Vendor Agreement”). As of the date hereof, neither Pubco nor any Pubco Subsidiary has received any written notice from any Material Pubco Vendor that such Material Pubco Vendor shall not continue as a vendor to Pubco or that such Material Pubco Vendor intends to terminate or adversely modify existing Contracts with Pubco or the Pubco Subsidiaries.

Section 4.20. Information Supplied. The information relating to Pubco and the Pubco Subsidiaries to the extent supplied by or on behalf Pubco and the Pubco Subsidiaries to be contained in, or incorporated by reference in, (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the Transactions including, without limitation, the Registration Statement will not, at the time any such document is filed or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading the Registration Statement will not, at the time the Registration Statement is declared effective by the SEC contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Information Statement/Proxy Statement will not at the date it is first mailed to shareholders of the stockholders of Pubco contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Information Statement/Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.20, no representation or warranty is made by the Pubco with respect to information or statements made or incorporated by reference in the Registration Statement or the Information Statement/Proxy Statement, which information or statements were not supplied by or on behalf of the Pubco.

Section 4.21. Opinion of Financial Advisor. The Pubco Board of Directors has received an opinion of Marshall & Stevens, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Pubco Merger Consideration pursuant to this Agreement is fair from a financial point of view to Pubco (it being understood and agreed that such opinion is for the benefit of the Pubco Board of Directors and may not be relied upon by the Company).

Section 4.22. Takeover Statutes. The Pubco Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Nevada Law or any takeover or anti-takeover provision in the Pubco Governing Documents. The Pubco has no stockholder rights plan, “poison-pill”, antitakeover plan or similar device in effect to which the Pubco or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.23. Related Party Transactions. There are no Pubco Related Party Contracts in effect.

Section 4.24. Finders and Brokers. Neither Pubco nor any Pubco Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.

Section 4.25. Stock Ownership. Expect pursuant to this Agreement, neither Pubco nor any Pubco Subsidiary owns, or has any options or other rights to acquire, any Company Shares or other interests in the Company.

Section 4.26. No Other Representations. Pubco acknowledges that none of the Company or any of its Representatives makes, and Pubco acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Pubco or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Pubco, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except in each case for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d). Without limiting the generality of the foregoing, Pubco acknowledges that, except as may be expressly provided in Article III and the certificate delivered pursuant to Section 7.2(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Pubco or any of its Representatives or any other Person.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by applicable Law, or (d) as consented to in writing by Pubco (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (1) shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business in all material respects, and (2) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s articles of association, certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement or arrangement with respect to voting or registration;

(iii) split, combine, subdivide, reduce or reclassify any of its share capital or other equity interests, or redeem, purchase or otherwise acquire any of its share capital or other equity interests, or issue or authorize the issuance of any of its share capital or other equity interests or any other securities in respect of, in lieu of or in substitution for, its share capital or other equity interests, except for (A) the acceptance of Company Shares as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Options or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” shares, “phantom” share rights, share appreciation rights or share based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Option under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Option), other than (A) issuances of Company Ordinary Shares upon conversion of any series of Company preferred shares, issuances of Company Ordinary Shares in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Options outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) sales of Company Shares pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Options in order to satisfy Tax withholding obligations, or (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(vi) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(vii) make any loans, advances or capital contributions to, or investments (other than as permitted under clause (v) above) in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business, and (C) credit to customers or advancement of expenses to suppliers;

(viii) except in the ordinary course of business consistent with past practice, sell, lease, license (other than sales and non-exclusive licenses in the ordinary course of business), assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its material properties, rights or assets, except (A) dispositions of obsolete or worthless equipment, (B) Liens to financial institutions or banks in connection with ongoing services over assets or properties that are not material to the Company and its Subsidiaries, taken as a whole and (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(ix) act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property other than in the ordinary course of business consistent with past practice;

(x) assign, transfer, or dispose of any material Owned Company IP other than in the ordinary course of business consistent with past practice;

(xi) enter into or become bound by, or amend, modify, terminate or waive any material Contract related to the acquisition or disposition or granting of any license with respect to material Company Intellectual Property or material Intellectual Property of any Person, or otherwise encumber any material Company Intellectual Property, other than in the ordinary course of business;

(xii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (B) (1) modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Company Material Contract or (2) waive, release or assign any rights or claims thereunder, in the case of clause (A) and (B), other than in the ordinary course of business, or (C) modify or amend, in any material respect, any employment agreement;

(xiii) make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiv) commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any litigation or proceeding that involves only the payment of monetary damages not in excess of $50,000;

(xv) make any material change in financial accounting policies or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, materially amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes unless the settlement does not involve imposition of a material liability or restriction on the Company, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law);

(xvii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries and (B) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of the Company Subsidiaries that does not exceed such amount set forth in the Company Disclosure Letter, and (C) derivative financial instruments or arrangements in the ordinary course of business consistent with past practices and not for speculative purposes;

(xviii) enter into any Company Related Party Contract or Collective Bargaining Agreement;

(xix) subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(xx) enter into a new line of business outside of the existing business of the Company and the Company Subsidiaries, taken as a whole, where such new line of business would be material to the Company and the Company Subsidiaries, taken as a whole; or

(xxi) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2. Conduct of Business by Pubco Pending the Closing. Pubco agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Pubco Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by applicable Law, or (d) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Pubco shall, and shall cause each Pubco Subsidiary to, conduct its business in the ordinary course of business in all material respects, and (2) shall not, and shall cause each Pubco Subsidiary not to, directly or indirectly:

(i) amend, modify, waive, rescind, change or otherwise restate Pubco’s or any Pubco Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, shares or other securities of Pubco or any Pubco Subsidiary) (other than dividends or distributions made by any wholly owned Pubco Subsidiary to Pubco or any wholly owned Pubco Subsidiary), or enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its share capital or other equity interests or securities;

(iii) split, combine, subdivide, reduce or reclassify any of its share capital or other equity interests, or redeem, purchase or otherwise acquire any of its share capital or other equity interests, or issue or authorize the issuance of any of its share capital or other equity interests or any other securities in respect of, in lieu of or in substitution for, its share capital or other equity interests, except for (A) the acceptance of Pubco Common Stock as payment of the exercise price of Pubco stock options or for withholding Taxes in respect of Pubco stock option or restricted stock units or (B) any such transaction involving only wholly owned Pubco Subsidiaries;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in Pubco or any Pubco Subsidiary, including for the avoidance of doubt, issuance of Pubco Preferred Stock, or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” shares, “phantom” share rights, share appreciation rights or share based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Pubco stock option or restricted stock unit under any existing Pubco Equity Plan (except as otherwise provided by the express terms of any Pubco equity award), other than (A) issuances of Pubco Common Stock in respect of any exercise of Pubco stock options outstanding on the date hereof or the vesting or settlement of Pubco stock options or restricted stock units outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) sales of Pubco Common Stock pursuant to the exercise of Pubco stock options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Pubco stock options or restricted stock units in order to satisfy Tax withholding obligations, or (C) transactions solely between Pubco and a wholly owned Pubco Subsidiary or solely between wholly owned Pubco Subsidiaries;

(v) except as required by any Pubco Benefit Plan as in existence as of the date hereof or entered into in accordance with the terms of this Agreement, and except in the ordinary course of business, (A) increase the compensation or benefits payable or to become payable to current Pubco Service Providers in an amount in excess of a percentage, set forth in the Pubco Disclosure Letter, of the aggregate cost of such compensation and benefits in effect as of the date hereof, (B) grant to its current or former Pubco Service Providers any material increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation, other than sales commissions, to any of its current or former Pubco Service Providers other than in connection with annual or periodic performance review, (D) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Pubco Benefit Plan except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) or materially increase the cost to the Pubco of maintaining such Pubco Benefit Plan or the benefits provided thereunder, (E) take any action to materially amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Pubco Benefit Plan, (F) terminate the employment of any employee at the level of vice president or above, other than for cause or failure to meet performance or evaluation targets, (G) hire any new employees, except for non-officer employees below the vice president level, other than in order to replace such employees who ceased to be employed and recruitment as part of existing expansion or growth plans, or (H) provide any funding for any rabbi trust or similar arrangement;

(vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between Pubco and a wholly owned Pubco Subsidiary or solely between wholly owned Pubco Subsidiaries or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(vii) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Pubco and/or the Pubco Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii) make any loans, advances or capital contributions to, or investments (other than as permitted under clause Section 5.2(vi) above) in, any other Person, except for (A) loans solely among Pubco and its wholly owned Pubco Subsidiaries or solely among Pubco’s wholly owned Pubco Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business, and (C) credit to customers or advancement of expenses to suppliers;

(ix) except in the ordinary course of business consistent with past practice, sell, lease, license (other than sales and non-exclusive licenses in the ordinary course of business), assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Pubco Permitted Liens), any of its material properties, rights or assets, except (A) dispositions of obsolete or worthless equipment, (B) Liens to financial institutions or banks in connection with ongoing services over assets or properties that are not material to Pubco and its Subsidiaries, taken as a whole and (C) pursuant to transactions solely among Pubco and its wholly owned Pubco Subsidiaries or solely among wholly owned Pubco Subsidiaries;

(x) act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any material Pubco Intellectual Property other than in the ordinary course of business consistent with past practice;

(xi) assign, transfer, or dispose of any material Pubco Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

(xii) enter into or become bound by, or amend, modify, terminate or waive any material Contract related to the acquisition or disposition or granting of any license with respect to material Pubco Intellectual Property or material Intellectual Property of any Person, or otherwise encumber any material Pubco Intellectual Property, other than in the ordinary course of business with respect to non-exclusive licenses;

(xiii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Pubco Material Contract, or (B) (1) modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Pubco Material Contract or (2) waive, release or assign any rights or claims thereunder, in the case of clause (A) and (B), other than in the ordinary course of business, or (C) modify or amend, in any material respect, any employment agreement (other than for actions permitted under clause (v) above);

(xiv) make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xv) commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Pubco or any Pubco Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any litigation or proceeding that involves only the payment of monetary damages not in excess of $50,000;

(xvi) make any material change in financial accounting policies or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvii) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, materially amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes unless the settlement does not involve imposition of a material liability or restriction on the Pubco, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law);

(xviii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Pubco and its wholly owned Pubco Subsidiaries or solely among wholly owned Pubco Subsidiaries and (B) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Pubco or any of the Pubco Subsidiaries that does not exceed such amount as listed the Pubco Disclosure Letter, and (C) derivative financial instruments or arrangements in the ordinary course of business consistent with past practices and not for speculative purposes;

(xix) enter into any Pubco Related Party Contract or Collective Bargaining Agreement;

(xx) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxi) subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(xxii) cancel or fail to use commercially reasonable efforts to replace or renew any material insurance policies;

(xxiii) enter into a new line of business outside of the existing business of Pubco and the Pubco Subsidiaries, taken as a whole, where such new line of business would be material to Pubco and the Pubco Subsidiaries, taken as a whole;

(xxiv) except pursuant to this Agreement, acquire, own, or have any options or other rights to acquire, any Company Shares or other equity interests in the Company; or

(xxv) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.3. No Solicitation by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and it shall cause the Company’s controlled affiliates and its and their respective directors, officers and employees not to, and the Company shall instruct its and its controlled affiliates’ respective other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to a Company Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any non-public information relating to, the Company or any Company Subsidiary in connection with an actual or potential Company Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Company Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to Pubco, the Company Board Recommendation; (v) approve, or authorize, or cause the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”); or (vi) call or convene a general meeting of the Company Shareholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (vii) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), and/or (vi), a “Company Change of Recommendation”). The Company shall, and it shall cause the Company’s controlled affiliates and its and their respective directors, officers and employees to, and the Company shall instruct its and its controlled affiliates’ respective other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal. For purposes of this Section 5.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Pubco or any Pubco Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.3 by any of the Company’s affiliates or any of their respective Representatives shall be a breach of this Section 5.3 by the Company.

(b) The Company shall promptly (and in any event within forty-eight (48) hours) notify Pubco of the Company’s or any of its affiliates or its or their respective Representatives’ receipt of any Company Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Company Acquisition Proposal. Such notice shall indicate the identity of the person making the Company Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company or, if such Company Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Pubco reasonably informed on a prompt and timely basis (and in any event within forty-eight (48) hours) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Company Acquisition Proposal or proposals or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal and keep Pubco reasonably informed on a prompt and timely basis (and in any event within forty-eight (48) hours) as to the nature of any information requested of the Company with respect thereto and promptly (and in any event within forty-eight (48) hours) provide to Pubco copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly (and in any event within forty-eight (48) hours) provide to Pubco any material nonpublic information concerning the Company provided to any other person in connection with any Company Acquisition Proposal that was not previously provided to Pubco (other than information that applicable Laws prohibit from being provided to Pubco, in which case, to the extent permissible, the Company shall inform Pubco that such information has been made available to such person and that under applicable Laws such information is prohibited from being provided to Pubco (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such Law)).

Section 5.4. No Solicitation by Pubco.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, Pubco agrees that it shall not, and it shall cause Pubco’s controlled affiliates and its and their respective directors, officers and employees not to, and Pubco shall instruct its and its controlled affiliates’ respective other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to a Pubco Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any non-public information relating to, Pubco or any Pubco Subsidiary in connection with an actual or potential Pubco Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Pubco Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Pubco Board Recommendation; (v) if a Pubco Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Pubco Acquisition Proposal within ten (10) Business Days after the public disclosure of such Pubco Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to the Company, such rejection of such Pubco Acquisition Proposal) and reaffirm the Pubco Board Recommendation within such ten (10) Business Day period Pubco; (vi) fail to include the Pubco Board Recommendation in the Information Statement/Proxy Statement; (vii) approve, or authorize, or cause Pubco or any Pubco Subsidiary to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Pubco Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.4) (a “Pubco Acquisition Agreement”); (viii) call or convene a general meeting of the stockholders of Pubco to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii), (viii) and/or (ix), a “Pubco Change of Recommendation”). Pubco shall, and it shall cause Pubco’s controlled affiliates and its and their respective directors, officers and employees to, and Pubco shall instruct its and its controlled affiliates’ respective other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Pubco Acquisition Proposal. Pubco shall enforce, and not waive, terminate or modify without the Company’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement. For purposes of this Section 5.4, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Pubco, the Company or any Company Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.4 by any of Pubco’s affiliates or any of their respective Representatives shall be a breach of this Section 5.4 by Pubco.

(b) Notwithstanding the limitations set forth in Section 5.4 or anything else in this Agreement, if Pubco receives, prior to the Pubco Stockholder Approval being obtained, an unsolicited, bona fide, written Pubco Acquisition Proposal that did not result from a breach of Section 5.4(a), which the Pubco Board of Directors determines in good faith after consultation with Pubco’s outside legal counsel and financial advisors (i) constitutes a Pubco Superior Proposal or (ii) would reasonably be expected to result in a Pubco Superior Proposal and, in each case, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Nevada Law, then Pubco may take the following actions: (x) furnish nonpublic information with respect to Pubco and its Subsidiaries to the person making such Pubco Acquisition Proposal, if, and only if, prior to so furnishing such information, Pubco receives from such person an executed Acceptable Confidentiality Agreement and Pubco also provides the Company, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to the Company (other than information that applicable Laws prohibit from being provided to the Company, in which case, to the extent permissible, Pubco shall inform the Company that such information has been made available to such person and that under applicable Laws such information is prohibited from being provided to the Company (provided, however, that Pubco shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such Law)), and (y) engage in discussions or negotiations with such person with respect to such Pubco Acquisition Proposal.

(c) Pubco shall promptly (and in any event within twenty-four (24) hours) notify the Company of Pubco’s or any of its affiliates or its or their respective Representatives’ receipt of any Pubco Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to a Pubco Acquisition Proposal, or any inquiry or request for nonpublic information relating to Pubco or any Pubco Subsidiary by any person who has made or would reasonably be expected to make any Pubco Acquisition Proposal. Such notice shall indicate the identity of the person making the Pubco Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by Pubco or, if such Pubco Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting Pubco’s other obligations under this Section 5.4, Pubco shall keep the Company reasonably informed on a prompt and timely basis (and in any event within twenty-four (24) hours) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Pubco Acquisition Proposal or proposals or inquiries that would reasonably be expected to lead to a Pubco Acquisition Proposal and keep the Company reasonably informed on a prompt and timely basis (and in any event within twenty-four (24) hours) as to the nature of any information requested of Pubco with respect thereto and promptly (and in any event within twenty-four (24) hours) provide to the Company copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting Pubco’s other obligations under this Section 5.4, Pubco shall promptly (and in any event within twenty-four (24) hours) provide to the Company any material nonpublic information concerning Pubco provided to any other person in connection with any Pubco Acquisition Proposal that was not previously provided to the Company (other than information that applicable Laws prohibit from being provided to the Company, in which case, to the extent permissible, Pubco shall inform the Company that such information has been made available to such person and that under applicable Laws such information is prohibited from being provided to the Company (provided, however, that Pubco shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such Law)). Without limiting the foregoing, Pubco shall promptly (and in any event within twenty-four (24) hours after such determination) inform the Company in writing if Pubco determines to begin providing information or to engage in discussions or negotiations concerning a Pubco Acquisition Proposal pursuant to Section 5.4(b). Pubco agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits Pubco from providing any information to the Company in accordance with, or otherwise complying with, this Section 5.4.

(d) Notwithstanding anything in this Section 5.4 or anything else in this Agreement to the contrary, but subject to Section 5.4(e), at any time prior to the Pubco Shareholder Approval being obtained, the Pubco Board of Directors may make a Pubco Change of Recommendation if the Pubco Board of Directors determines in good faith after consultation with Pubco’s outside legal counsel and financial advisors that such Pubco Acquisition Proposal constitutes a Pubco Superior Proposal, but only if the Pubco Board of Directors has determined in good faith after consultation with Pubco’s outside legal counsel and financial advisors that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Nevada Law; provided that notwithstanding anything to the contrary herein, neither Pubco nor any Pubco Subsidiary shall enter into any Pubco Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1.

(e) Prior to Pubco taking any action permitted under Section 5.4(d), Pubco shall provide the Company with four (4) Business Days’ prior written notice advising the Company that the Pubco Board of Directors intends to effect a Pubco Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, Pubco shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Pubco Change of Recommendation and at the end of such four (4) Business Day period the Pubco Board of Directors again makes the determination under Section 5.4(d) (after in good faith taking into account any amendments proposed by the Company).

(f) Nothing in this Agreement shall prohibit Pubco or the Pubco Board of Directors from (i) disclosing to the Pubco stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Pubco stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the Pubco stockholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Pubco Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Pubco Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Pubco Change of Recommendation. For the avoidance of doubt, this Section 5.4(f) shall not permit the Pubco Board of Directors to make (or otherwise modify the definition of) a Pubco Change of Recommendation except to the extent expressly permitted by Section 5.4(d) and Section 5.4(e).

Section 5.5. Preparation of the Registration Statement and the Information Statement/Proxy Statement; Company Shareholders Meeting; Pubco Stockholder Written Consent.

(a) Newco, Pubco, and the Company will promptly furnish to other Parties such data and information relating to it, its respective Subsidiaries and the holders of its share capital, as Newco, Pubco, or the Company, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Information Statement/Proxy Statement, and, in each case, any amendments or supplements thereto.

(b) Newco, Pubco and the Company shall promptly prepare, and Newco shall file with the SEC, a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the Newco Common Stock to be issued pursuant to the Mergers with the SEC as promptly as practicable and in any event no later than fifty (50) Business Days following the date hereof. The Registration Statement shall include a proxy statement, Schedule 14C information statement and a prospectus with respect to the issuance of Newco Common Stock pursuant to the Mergers (the “Information Statement/Proxy Statement”). Newco, the Company and Pubco shall each use reasonable best efforts to cause the Registration Statement and the Information Statement/Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Newco shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable, and promptly thereafter, Pubco shall mail the Information Statement/Proxy Statement to the Pubco Stockholders. Each of Newco and Pubco will advise the other Parties promptly after it receives any request by the SEC for amendment of the Information Statement/Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and, without limitation of and in accordance with Section 6.19, Newco, Pubco and the Company shall jointly prepare promptly any response to such comments or requests, and each of Newco, the Company and Pubco agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC. Newco shall promptly file such response and any amendments to the Registration Statements with the SEC. Each of Newco, Pubco and the Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Information Statement/Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Newco, Pubco and the Company will (A) provide the other Parties with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other Parties and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed. The foregoing obligations of Pubco in clause (C) shall not apply in connection with and to the extent relating to any disclosure regarding a Pubco Change of Recommendation made in compliance with the terms of Section 5.4.

(c) Newco and Pubco shall make all necessary filings with respect to the Mergers and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. Each of Newco and Pubco will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) If at any time prior to the Effective Time, any information relating to Newco, Pubco or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Newco, Pubco or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Information Statement/Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Pubco Stockholders.

(e) The Company shall take all action necessary in accordance with applicable Laws and the Articles of Association to duly give notice of, convene and hold a general meeting of the Company Shareholders for the purpose of voting upon the approval of this Agreement and the applicable Transactions (unless explicitly provided otherwise, the Company Shareholders general meeting may be adjourned or postponed as provided below, are referred collectively herein as the “Company Shareholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than thirty (30) days following the date hereof), and the Company shall submit to the Company Shareholders this Agreement, the Company Merger and the Transactions (which may include compensation related matters and, if applicable and required by Law, board nomination for Pubco Board of Directors) for approval at the Company Shareholders Meeting and shall not submit any other proposal to the Company Shareholders in connection with the Company Shareholders Meeting (other than (i) if initiated and proposed by the Company Board of Directors, any proposal that the Company is required to submit under applicable Law and is directly related or inherent to the Company Merger and (ii) if initiated by a Company Shareholder to be included, any proposal that the Company is required to submit under applicable Law) without the prior written consent of Pubco, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to (A) solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Transactions, including the Company Merger and (B) take all other action reasonably necessary or advisable to secure the Company Shareholder Approval by communicating to the Company’s shareholders the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone any Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Shareholders Meeting and (ii) may adjourn or postpone the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient Company Shares represented (either in person or by proxy) to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (i) exist, and such Company Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. The Company shall otherwise keep Pubco reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company’s shareholders with respect thereto.

(f) Within twenty four (24) hours after the execution of this Agreement, Pubco will deliver a copy of the Pubco Written Consent attached as Annex E (the “Pubco Stockholder Written Consent”) duly executed by the Pubco Stockholders listed on Section 4.3(b) of the Pubco Disclosure Letter.

(g) Unless there has been a Pubco Change of Recommendation, as expressly permitted by Section 5.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Pubco’s stockholders or any other Person to prevent the Pubco Stockholder Approval from being obtained.

(h) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Section 8.1, Pubco agrees that (i) its obligation to deliver the Pubco Stockholder Written Consent pursuant to Section 5.5(f) shall not be affected by the making of a Pubco Change of Recommendation and (ii) Pubco’s obligations pursuant to this Section 5.5 shall not be affected by the commencement, announcement, disclosure, or communication to Pubco of any Pubco Acquisition Proposal or other proposal (including, a Pubco Superior Proposal) or the occurrence; provided that, the Company shall comply with any reasonable request of Pubco to amend or supplement the Information Statement/Proxy Statement to the extent related to (x) a Pubco Change of Recommendation, (y) a statement of the reason of the Pubco Board of Directors for making such a Pubco Change of Recommendation, and (z) additional information reasonably related to the foregoing Pubco Change of Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company shall, and shall cause each Company Subsidiary to, afford to Pubco and Pubco’s Representatives reasonable access during normal business hours (and upon reasonable advance notice), so long as any such access does not unreasonably interfere with the Company’s business, to all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Pubco may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1(a) to provide Pubco or Pubco’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Pubco’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such prohibition), (ii) the access or disclosure of which would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such Law) or (iii) the access or disclosure of which would cause the loss of any attorney client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney client, attorney work product or other legal privilege).

(b) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, Pubco shall, and shall cause each Pubco Subsidiary to, afford to the Company and the Company’s Representatives reasonable access during normal business hours (and upon reasonable advance notice), so long as any such access does not unreasonably interfere with Pubco’s business, to all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as the Company may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, Pubco shall not be required by this Section 6.1(b) to provide the Company or the Company’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at the Company’s written request, Pubco shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such prohibition), (ii) the access or disclosure of which would violate applicable Law (provided, however, that Pubco shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such Law) or (iii) the access or disclosure of which would cause the loss of any attorney client, attorney work product or other legal privilege (provided, however, that Pubco shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney client, attorney work product or other legal privilege).

(c) Each of the Company and Pubco will hold, and will instruct its Representatives to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(d) The Company shall give as soon as practicable written notice to Pubco (i) of any notice or other communication received by the Company from any Governmental Entity in connection with this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement, the Transactions, including the Mergers, or the transactions contemplated by the Pubco Stockholder Support Agreement or the Company Shareholder Support Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement or the Pubco Stockholder Support Agreement or the Company Shareholder Support Agreement, and (ii) of any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, directors or officers or otherwise relating to, involving or affecting the Company or any of its Subsidiaries, directors or officers, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement or the Pubco Stockholder Support Agreement or the Company Shareholder Support Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Pubco and Merger Sub.

(e) Pubco shall give as soon as practicable written notice to the Company (i) of any notice or other communication received by Pubco from any Governmental Entity in connection with this Agreement, the Pubco Stockholder Support Agreement or the Company Shareholder Support Agreement, the Transactions, including the Pubco Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement, and (ii) of any Proceeding commenced or, to Pubco’s Knowledge, threatened against Pubco or any of the Pubco Subsidiaries, directors or officers or otherwise relating to, involving or affecting Pubco or any of its Subsidiaries, directors or officers, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(e) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to the Company.

Section 6.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Mergers, as soon as practicable after the date hereof, including: (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Mergers (including the 104H Tax Ruling and the 102 Tax Ruling, as and if applicable) and, to the extent required under applicable Law, any required notifications, submissions or communications to the Israeli Ministry of Defense, including the Defense Export Controls Authority (“DECA”) (and, if applicable, the Security Department of Israeli Ministry of Defense); and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty (20) Business Days after the execution of this Agreement (unless a later date is mutually agreed in writing between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable. Notwithstanding anything to the contrary in this Agreement, none of Pubco, Merger Sub, the Company or any of their respective Subsidiaries shall be required to, and Pubco, Merger Sub and the Company may not and may not permit any of their respective Subsidiaries to, without the prior written consent of Pubco and the Company, (A) litigate or consent to any administrative or judicial action or proceeding or any decree, judgement, injunction or other order, whether temporary, preliminary or permanent or (B) become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the business of the Company, the Surviving Company, Pubco, Merger Sub or any Subsidiary of any of the foregoing, (2) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Pubco, Merger Sub or any Subsidiary of any of the foregoing in any manner or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Pubco, Merger Sub or any Subsidiary of any of the foregoing.

(b) Each of Pubco and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act, NSIA, the FDI Approvals or any other Regulatory Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Pubco, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Pubco and the Company may, as each deems advisable and necessary, reasonably designate any competitively or otherwise sensitive material provided to the other under this Section 6.2(b) as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Pubco on the one hand or the Company on the other) or its legal counsel. Pubco and the Company shall consult with and cooperate in good faith to jointly devise and control the strategy for all filings, submissions, and communications in connection with any notification or filings pursuant to the HSR Act or other applicable Regulatory Laws, so long as such strategy complies with the terms and conditions of this Agreement. Pubco and the Company further agree that Pubco will withdraw and refile its HSR Act notification form pursuant to 16 C.F.R. § 803.12 if necessary to avoid the issuance of a request for additional information or documentary material pursuant to 18 U.S.C. § 18a(e)(1) and 16 C.F.R. § 803.20.

(c) In connection with and without limiting the foregoing, in the event that Pubco requests the Company to do so, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Pubco, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Pubco and subject to the occurrence of the Closing).

(d) From the date of this Agreement until the Closing, no Party nor any of such Party’s Subsidiaries shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to: (i) impose any delay in obtaining, or increase the risk of not obtaining, any waiver, permit, approval, clearance or consent under the HSR Act or any Regulatory Law or which is otherwise required to satisfy the conditions set forth in Section 7.1(d) or Section 7.1(e), (ii) materially increase the risk of a Governmental Entity seeking or entering an order, injunction, decree or ruling prohibiting the consummation of the Transactions, (iii) materially increase the risk of not being able to remove any such order, injunction, decree or ruling on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

(e) Notwithstanding the foregoing, each Party will use its reasonable best efforts to cause a CFIUS Notice relating to the Transactions to be submitted to the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to the DPA. Specifically:

(i) Each Party and its CFIUS counsel shall, and shall cause its Affiliates to, use its reasonable best efforts to promptly prepare, complete, and make a draft CFIUS Notice filing within forty calendar days of the date of this Agreement, any subsequent formal CFIUS Notice filing after receipt of confirmation that CFIUS has no comments on the draft CFIUS Notice filing, and provide supplemental information that is reasonably responsive to, or that CFIUS agrees is satisfactory in response to, any CFIUS requests for supplemental information in connection with the CFIUS Notice, in each case that is required in connection with obtaining CFIUS Approval in accordance with the DPA.

(ii) Each of the Parties’ respective CFIUS counsel will cooperate with the other and use their reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising in connection with the seeking of CFIUS Approval at the earliest practicable dates. In addition to those described above, such reasonable best efforts and cooperation include CFIUS counsel’s undertaking:

(A) to allow the other Party to have a reasonable opportunity to review in advance and comment on drafts of any filings, responses, and submissions to CFIUS prepared by such Party and its CFIUS counsel (provided that any drafts or submissions, or portions thereof, that contain or are related to information of such party that includes confidential personal identifying information, confidential business information, or any other confidential or business proprietary information (collectively, the “Confidential CFIUS Information”) shall only be shared with the other Party’s respective CFIUS counsel and not with the Party), which is to be submitted by such Party to CFIUS as a restricted document;

(B) promptly inform the other Party and its CFIUS counsel of any communication received by such Party or its CFIUS counsel from, or given by such Party or its CFIUS counsel to, CFIUS, by promptly providing true, correct and complete copies to the other party and its CFIUS counsel of any such written communication, provided that such communication or any exhibit thereto that contains Confidential CFIUS Information shall only be shared with the other party’s CFIUS counsel and not the party;

(C) reasonably permit the other party and its CFIUS counsel to review in advance any communication that it gives to CFIUS, including any CFIUS component agency (provided that any communication, or relevant portion thereof that contains Confidential CFIUS Information shall only be shared with the other Party’s CFIUS counsel and not the Party), and consult with each other in advance of any meeting, substantive phone call, or conference with CFIUS or any CFIUS component agency; and

(D) give the other party and its CFIUS counsel the opportunity to attend and participate in any in-person meetings with CFIUS or any CFIUS component agency where such meeting relates to the CFIUS Notice, subject to any confidentiality considerations required by CFIUS.

(f) The Parties and their respective CFIUS counsel shall use their reasonable best efforts to respond to any request for information from CFIUS, including for any additional or supplemental information requested by CFIUS during the review process, including without limitation responses to any question sets issued by CFIUS, in the timeframe set forth in the DPA.

(g) The Parties and each of its CFIUS counsel shall ensure that any information furnished by the Parties to CFIUS is true, correct, and complete in all material respects. No Party hereto nor its CFIUS counsel shall independently participate in any meeting or discussion, whether in person or by telephone or video conference, or any other means, with CFIUS or any CFIUS component agency, or other relevant Governmental Authority with regard to any filings, responses, submissions, investigation, or other inquiry relating to the CFIUS Notice without giving the other Party and its CFIUS counsel prior written notice of such meeting or discussion, if possible, and, to the extent permitted by CFIUS, any CFIUS component agency, or other relevant Governmental Authority, the opportunity to attend and participate.

(h) Each Party hereto will pay its own attorneys’ fees and costs incurred in connection with seeking CFIUS Approval. The Company shall be responsible for the payment of any required filing fees relating to the submission of the CFIUS Notice and obtaining CFIUS Approval.

(i) The Company and its CFIUS counsel shall, on behalf of the Parties, direct and lead the CFIUS Notice filing, including strategy in dealing with CFIUS or any of its member agencies; provided, that the Company and its CFIUS counsel shall consider in good faith the views and comments of the other Parties’ and their CFIUS counsel.

(j) Each Party will use its reasonable best efforts to procure that the NSIA Condition is satisfied as soon as possible following the date of this Agreement. In particular, the Company shall: (1) as soon as reasonably practicable following the date hereof, prepare and submit to ISU a NSIA Notice in accordance with the requirements of section 14 of the NSIA; and (2) promptly address any reasonable requests and enquiries from the ISU or UK Secretary of State in connection with the Transactions, and promptly supply any additional information, documents or explanations that the ISU or UK Secretary of State may require to complete their assessment of the NSIA Notice.

(k) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to take or agree or commit to take any action, or agree or commit to any condition or restriction, necessary to receive CFIUS Approval, approval under the NSIA or any of the FDI Approvals that would (1) require any action by, or would impose any condition or restriction on, the Company or any Company Subsidiary, (2) require the Company or any Company Subsidiary to accept any material mitigation requirement, condition or obligation that is unacceptable to the Company or such Company Subsidiary in the Company’s or such Company Subsidiary’s sole discretion, or (3) require the Company or any Company Subsidiary to either, by order, consent decree, hold separate order, trust, agreement, condition of approval or otherwise, sell, divest, dispose or hold separate the assets of the Company or any Company Subsidiary, or take any action that materially limits the Company’s or any Company Subsidiary’s freedom of action, ownership or control, with respect to, or its ability to retain or hold, or have access to, any of the businesses, assets, product lines, properties, services, or contracts, of the Company or any Company Subsidiary.

Section 6.3. ITAR Material Change Notice. The Company will cause XTEND Reality, Inc. to submit a “Material Change Notice” regarding the transactions contemplated by this Agreement to the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) within five days following the Closing Date pursuant to 22 C.F.R. § 122.4(a).

Section 6.4. Publicity. So long as this Agreement is in effect, neither the Company nor Pubco, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement or the Company Shareholder Support Agreement or Pubco Stockholder Support Agreement without the prior written consent of the other Party, unless the Company or Pubco, as the case may be, determines, after consultation with outside counsel, that it is required by applicable Law or Governmental Entity or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement or the Company Shareholder Support Agreement or Pubco Stockholder Support Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 6.4 to provide any such review or comment to the other Party relating to (a) any dispute between the Parties relating to this Agreement, or (b) a public announcement or press release issued in connection with the receipt and existence of a Company Acquisition Proposal or Pubco Acquisition Proposal and matters related thereto or a Company Change of Recommendation or Pubco Change of Recommendation other than as set forth in Section 5.3 or Section 5.4, as applicable; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Pubco or the Company in compliance with this Section 6.4 or make statements regarding the actual or expected financial impact (including earnings guidance) of the Merger, this Agreement, the Company Shareholder Support Agreement, the Pubco Stockholder Support Agreement or the Transactions or transactions contemplated by such Support Agreements, on such Party.

Section 6.5. D&O Insurance and Indemnification.

(a) For seven (7) years from and after the Effective Time, Newco shall, and shall cause Surviving Company 1 and Surviving Company 2 to, indemnify and hold harmless all past and present directors and officers of the Company, Pubco and their respective Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Articles of Association and organizational documents of Pubco; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgement that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company, Pubco or any of their respective Subsidiaries or of any other Person if such service was at the request or for the benefit of the Company, Pubco or any of their respective Subsidiaries, to the fullest extent permitted by applicable Law, the Articles of Association, the organizational documents of Pubco or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Newco prior to the date of this Agreement. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Surviving Company 1 or Surviving Company 2 on or prior to the seventh (7th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.5, the provisions of this Section 6.5 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. Without limitation of the foregoing, Surviving Company 1 and Surviving Company 2 and their respective Subsidiaries shall (and Newco shall cause Surviving Company 1 and Surviving Company 2 and their respective Subsidiaries to) honor and fulfill in all respects the obligations of the Company, Pubco and any of their respective Subsidiaries under any and all indemnification agreements entered into prior to the date hereof between the Company, Pubco or any of their respective Subsidiaries and any of their respective current or former directors and officers (to the extent provided to Newco prior to the date hereof).

(b) Without limitation of the foregoing, for seven (7) years after the Effective Time, Newco shall cause to be maintained in effect the provisions in (i) the Articles of Association and organizational documents of Pubco and (ii) any indemnification agreement of the Company, Pubco or their respective Subsidiaries with any Indemnified Party in existence on the date of this Agreement and provided to Newco prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions).

(c) At or prior to the Effective Time, each of the Company and Pubco shall use its reasonable best efforts to purchase a seven (7)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent or no less than the policies in effect immediately prior to Closing (as set forth in Section 6.5 of the Company Disclosure Letter and Section 6.5 of the Pubco Disclosure Letter), of directors’ and officers’ liability insurance then maintained by the Company and the Company Subsidiaries and Pubco and the Pubco Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that neither the Company nor Pubco shall commit or spend on such “tail” policy, in the aggregate, more than two hundred percent (200%) of the Aggregate Premium paid by the Company and Pubco, respectively, prior to Closing for such Party’s then current policies of directors’ and officers’ liability insurance prior to the Closing (such two hundred percent (200%) (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company and Pubco shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company and Pubco shall in good faith consult with Newco prior to the Closing with respect to the procurement of such “tail” policies, including with respect to the selection of the broker, available policy price and coverage options. In the event the Company or Pubco is unable to purchase such “tail” policies, for seven (7) years after the Effective Time, Newco shall maintain policies of directors’ and officers’ liability insurance that provides coverage for events occurring at or prior to the Effective Time for the Indemnified Parties that is substantially equivalent to the Company’s or Pubco policies, as applicable, in effect immediately prior to Closing, of directors’ and officers’ liability insurance; provided, however, that Newco shall not be required to pay an annual premium for such insurance in excess of the Base Amount, but in such case shall purchase as much coverage as is reasonably available for the Base Amount. “Aggregate Premium” shall mean as set forth on Section 6.5 of the Company Disclosure Letter and Section 6.5 of the Pubco Disclosure Letter.

(d) In the event Pubco or Surviving Company 2 or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pubco or Surviving Company 2, as the case may be, shall assume the obligations set forth in this Section 6.5. The rights and obligations under this Section 6.5 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.5, each of whom may enforce the provisions thereof. Subject to applicable Law, the rights of the Indemnified Parties (and other persons who are beneficiaries under the tail policy (and their heirs and representatives)) under this Section 6.5 shall be in addition to, and not in substitution for, any other rights that such persons may have under the articles of association, certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries (to the extent provided to Pubco prior to the date hereof), or applicable Law (whether at law or in equity).

Section 6.6. Takeover Statutes

. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute (“Takeover Statute”) and no takeover or anti-takeover provision in the Articles of Association, if any, is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute or any takeover or anti-takeover provision in the Articles of Association is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or takeover or anti-takeover provision in the Articles of Association on the Mergers and the other Transactions. No Company Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute or any takeover or anti-takeover provision in the Articles of Association, if any, to be inapplicable to the Mergers or any of the other Transactions.

Section 6.7. Obligations of Merger Subs. Newco shall take all action necessary to cause Merger Sub 1 and Merger Sub 2 to perform their obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub 1 or Merger Sub 2 under this Agreement shall also be deemed to be a breach of this Agreement by Newco.

Section 6.8. ITAR Notification. The Company shall have caused XTEND Reality Inc. to notify DDTC regarding the Transaction not less than sixty days prior to the Closing Date as required pursuant to 22 C.F.R. §122.4(b) and in accordance with DDTC guidance (the “ITAR Notification”).

Section 6.9. Rule 16b-3. Prior to the Effective Time, Pubco shall take all such steps as may be reasonably necessary or advisable to cause any acquisitions of Pubco equity securities pursuant to the Transactions by each individual who is a director or officer of Pubco subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pubco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10. Stockholder Litigation. Pubco shall provide the Company prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any stockholder of Pubco or purported stockholder of Pubco against Pubco, any of its Subsidiaries and/or any of their respective directors or officers relating to the Mergers or any of the other Transactions or this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement, and shall keep the Company informed on a prompt (and in any event within forty-eight (48) hours of any material development or update) and timely basis with respect to the status thereof. Pubco shall give the Company the opportunity to participate (at the Company’s expense) in (but not control) the defense or settlement of any such litigation and reasonably cooperate with the Company in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Company may, in its sole discretion, withhold such consent to any settlement which does not include (for any litigation in which Company is a defendant) a full release of the Company and its affiliates or which imposes an injunction or other equitable relief on Pubco, the Company or their affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.2 or Section 6.2, the provisions of this Section 6.10 shall control.

Section 6.11. Director Resignations. Pubco shall use its reasonable best efforts to cause to be delivered to Newco resignations executed by each director of Pubco in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12. Stock Exchange Listing. Newco shall use its reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Mergers to be approved for listing on the NASDAQ, subject to official notice of issuance at or prior to the Effective Time. Prior to the Closing, each of Pubco and the Company shall cooperate with Newco and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable the listing.

Section 6.13. Related Party Contracts. Excluding any employment or indemnification agreements made available to Pubco or those Contracts set forth on Section 6.13 of the Company Disclosure Letter, the Company shall cause to be settled and terminated without any consideration, effective prior to or as of the Closing, all Related Party Contracts, in each case, (a) whether or not such Contract is entered into after the date hereof and (b) without any continuing or further liability of any party thereto.

Section 6.14. Support Agreement.

(a) The Company shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in the Company Shareholder Support Agreement) made or attempted to be made in violation of the Company Shareholder Support Agreement.

(b) Pubco shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in the Pubco Stockholder Support Agreement) made or attempted to be made in violation of the Pubco Stockholder Support Agreement.

Section 6.15. Control of the Company’s or Pubco’s Operations. Nothing contained in this Agreement shall give Pubco or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Pubco and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 6.16. Merger Proposal; Certificate of Merger.

(a) Subject to the ICL, the Company and Merger Sub 1 shall (and Newco shall cause Merger Sub 1 to), as applicable, take the following actions within the timeframes set forth in this Section 6.16(a); provided, however, that any such actions or the timeframes for taking such actions shall be subject to any amendment in the corresponding applicable provisions of the ICL (and, in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.16(a) accordingly):

(i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Newco and the Company (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL;

(ii) within three days after calling of the Company Shareholders Meeting in accordance with the terms of this Agreement, deliver and file the Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the ICL;

(iii) following the date on which the Merger Proposal is submitted to the Companies Registrar (the “Merger Proposal Submission Date”), to the extent applicable with respect to each of the Company and Merger Sub 1:

(A) publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub 1’s registered office, as applicable, and at such other locations as the Company or Merger Sub 1, as applicable, may determine, in two daily Hebrew newspapers on the Merger Proposal Submission Date;

(B) within three (3) days after the Merger Proposal Submission Date, cause a copy of the Merger Proposal to be delivered to their respective secured creditors, if any; and

(C) within three (3) business days after the Merger Proposal Submission Date, display in a prominent place at the Company’s and, if applicable, Merger Sub’s, premises a copy of the notice published in a daily Hebrew newspaper in accordance with clause (iii)(A)(x) of this Section 6.16(a);

(iv) promptly after the Company and Merger Sub 1, as applicable, shall have complied with the preceding clause (iii), but in any event no more than three business days following the date on which the notice referred to in clause (iii)(B) above was sent to their respective secured creditors, if any, the Company and Merger Sub 1 shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to such respective creditors, if any, under Section 318 of the ICL;

(v) not later than three (3) days after (A) the date on which the Company Shareholder Approval is obtained, the Company shall inform the Companies Registrar of such approval, and (B) the date on which the sole shareholder of Merger Sub 1 approves the Company Merger, Merger Sub 1 shall inform the Companies Registrar of such approval, in each case in accordance with Section 317(b) of ICL; and

(vi) in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub 1 shall (and Pubco shall cause Merger Sub 1 to), as promptly as practicable after the determination of the date on which the Closing is expected to take place in accordance with Section 1.3, in coordination with each other, deliver to the Companies Registrar a notice of the proposed date of the Closing (which shall be the date on which the Company Merger shall be declared effective) and the subsequent notice of the occurrence of the Closing, including a final affidavit signed by an authorized officer of Company and Merger Sub 1, as applicable, stating that no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust authority has objected to the Company Merger. For the avoidance of doubt, it is the intention of the Parties and the Parties shall request that the Company Merger shall be declared effective and the Company Certificate of Merger shall be issued on the Closing Date.

(b) Solely for purposes of Section 6.16(a), “business day” shall have the meaning set forth in the Merger Regulations 2000 promulgated under the ICL.

(c) Promptly following the date hereof, the sole shareholder of Merger Sub 1 shall approve the Company Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing).

Section 6.17. [Reserved].

Section 6.18. Tax Rulings.

(a) Promptly following the execution of this Agreement, the Company shall instruct its legal counsels, advisors and accountants, to prepare and file with the ITA, in full coordination with Newco and Newco’s Israeli counsel and tax advisors, an application for a tax ruling confirming a deferral of the Israeli Tax liability of any holder of Company Shares who is subject to Israeli Tax, if any, to such dates set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). Any costs associated with the 104H Tax Ruling and the 104H shall be paid by the Company and Newco prior to the Closing on an equal basis.

(b) To the extent the 104H Tax Ruling does not address the tax treatment for the 3(i) Options, the 102 Options and/or 102 Shares, then as soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants to prepare and file with the ITA, in full coordination with Newco and Newco’s Israeli counsel and tax advisors, an application for a ruling by the ITA in form and substance reasonably acceptable to Newco confirming, among other things, that the assumption of 102 Options, 3(i) Options for Converted Newco Stock Options and the exchange of 102 Shares for shares of Newco Common Stock shall not constitute a taxable event and Tax continuity shall apply to the Converted Newco Stock Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “102 Tax Ruling”).

(c) The process of the Tax Rulings will be led by the Company and its tax advisors, with full coordination and cooperation with Newco. The Company, Newco and their respective Israeli counsels and Tax advisors shall cooperate with each other with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain any of the applicable Tax Rulings, and any costs associated with the application for such Tax Rulings shall be paid by the Company and Newco prior to the Closing on an equal basis. No application to the ITA with respect to the Tax Rulings shall be made unless the Company, Newco and their respective Israeli counsels and Tax advisors review, reasonably and timely comment on and approve the draft application for such rulings which approval shall not be unreasonably withheld, conditioned or delayed. The Company shall inform the Newco and its Israeli tax advisors in advance of any discussion or meeting with the ITA and the Company, Newco and their respective Israeli tax advisors shall be allowed to participate in all discussions and meetings with the ITA relating to such rulings. Should Newco’s counsel or tax advisors not attend any meeting or discussion with the ITA, the counsel of Company shall provide the Israeli counsel and tax advisors of Newco with a written update of any meeting or discussion with the ITA relating to such Tax Rulings within two (2) Business Days of such meeting or discussion. The final text of the submissions to the ITA and the final text of the Tax Rulings shall be subject to the prior written confirmation of the Company, Newco and their respective Israeli legal counsels and Tax advisors (which confirmation shall not be unreasonably withheld, conditioned or delayed), it being agreed that in connection therewith, the Parties shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to Section 102 or 104H or other applicable sections of the Ordinance, or are otherwise regularly associated with such rulings and reasonably required by the ITA. The Parties shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Tax Rulings, as promptly as practicable, including providing consent letters to the terms of the Tax Rulings at the request of the ITA. Newco hereby undertakes, at all times following the Closing, (i) to comply, and to cause its Subsidiaries to comply, with all of the terms and conditions of the 104H Tax Ruling and 102 Tax Ruling and (ii) to refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

Section 6.19. U.S. Tax Matters.

(a) For U.S. federal income tax purposes, the Parties intend that the Mergers qualify for the Intended U.S. Tax Treatment.

(b) Each of the Parties shall use reasonable best efforts to cause the Mergers to qualify for the Intended U.S. Tax Treatment, and no Party shall take or knowingly fail to take any action which action or inaction would reasonably be expected to prevent or impede the Intended U.S. Tax Treatment. Each of the Parties shall report the Mergers on their Tax Returns consistent with the Intended U.S. Tax Treatment and shall not take any position inconsistent with the Intended U.S. Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Pubco shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify Pubco, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended U.S. Tax Treatment.

(c) Pubco and the Company shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended U.S. Tax Treatment, including by executing and delivering officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by their respective outside counsel for purposes of rendering opinions with respect to the tax treatment of the Mergers consistent with the Intended U.S. Tax Treatment.

Section 6.20. Financial Statements. Within forty (40) Business Days after the date hereof, the Company shall deliver to Pubco the following financial statements: (x) (i) audited consolidated balance sheet of the Company as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of comprehensive loss, cash flows and shareholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board (or any successor thereto); (ii) all other audited and unaudited financial statements of the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement or the Closing Form 8-K (including pro forma financial information); and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if the Company was subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement or the Closing Form 8-K (including pro forma financial information) and (y) within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, an unaudited income statement and an unaudited balance sheet of the Company for the period from December 31, 2025 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

Section 6.21. Post-Closing Newco Board.

(a) The Parties shall take all necessary action, including causing the existing directors of Newco to resign, such that effective as of the Effective Time, the board of directors of Newco, will consist of the number of directors and individuals designated by the Company prior to the effectiveness of the Registration Statement, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of association of the Newco and NASDAQ rules. Prior to the effectiveness of the Registration Statement, the Company shall determine the directors to be appointed to the audit, compensation, and nominating committees of Newco.

(b) The Parties shall take all action necessary such that the individuals serving as the Chief Executive Officer, Chief Financial Officer, and any other executive offer of the Company immediately prior to the Effective Time will serve in the same respective offices of Newco immediately after the Effective Time.

Section 6.22. Company Consideration Schedule. The Company shall initially deliver the Company Consideration Schedule to Pubco not less than five (5) Business Days prior to the Closing, which will be based on, among other things, the Company’s good faith assessment of the following information delivered by Pubco to the Company not less than seven (7) Business Days prior to the Closing: (a) estimated Closing Cash, (b) bringdown capitalization information consistent with that provided pursuant to Section 4.2 and (c) details regarding all Pubco shares issued in connection with the Post-Signing Equity Financing Amount (the “Pubco Information”) (it being agreed and understood that the parties will discuss in good faith comments that the Company may have on the Pubco Information). The Company Consideration Schedule shall reflect the allocation of the Merger Consideration among the classes of Company Shares and Company Options pursuant to the following allocation principles: (i) such allocation will be in compliance with the requirements of the Articles of Association; and (ii) such allocation will result in a number of shares of Newco Common Stock being issued or reserved for issuance to the holders of Company Shares and Company Options pursuant to Section 2.1(a) and Section 2.3(c) equal to the sum of (i) 114,255,000 plus (ii) the Adjustment Amount (such sum, the “Base Share Issuance Amount”) (other than with respect to holders of Company Shares and Company Options issued or granted pursuant to transactions described in Section 5.1(iv) and Section 5.1(v) of the Company Disclosure Letter). For the avoidance of doubt, any Company Shares or Company Options issued or granted pursuant to transactions described in Section 5.1(iv) and Section 5.1(v) of the Company Disclosure Letter shall be converted pro rata pursuant to Section 2.1(a) or Section 2.3(c), as applicable, into incremental shares of Newco Common Stock beyond the Base Share Issuance Amount referenced above, in such manner that the Newco shareholders and Pubco Stockholders shall share in the dilution based on the Ratio. Pubco shall have two (2) Business Days after it receives the Company Consideration Schedule to provide comments the Company Consideration Schedule, and the Company shall consider such comments in good faith. In addition, if the Adjustment Amount set forth on the Company Consideration Schedule is greater than zero, then Pubco shall deliver actual Pubco Information as of Closing no later than one Business Day after Closing, and the Company will update the Company Consideration Schedule based on its good faith assessment of such updated information, which update will constitute the final Company Consideration Schedule.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by Newco, Pubco, Merger Sub 1, Merger Sub 2 and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Shareholder Approval and Pubco Stockholder Approval. The Company Shareholder Approval and the Pubco Stockholder Approval shall have been obtained.

(b) NASDAQ Listing. The shares of Newco Common Stock to be issued in the Mergers shall have been approved for listing on the NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by the SEC seeking a stop order.

(d) Government Consents. The waiting period (or extensions thereof) under the HSR Act relating to the Transactions shall have expired or been terminated.

(e) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law or order that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case, which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(f) DECA. An informal pre-ruling decision shall have been obtained from the Defense Export Controls Authority, and the Parties shall be in compliance with any applicable restrictions.

(g) Israeli MOD Approval. Any required approval or security clearance from the Israeli Ministry of Defense (“IMOD”) under the Company’s IMOD security agreement(s) in connection with the Transactions shall have been obtained and be in full force and effect.

(h) Israeli Statutory Waiting Periods. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Approval and the approval by the sole shareholder of Merger Sub.

(i) Israeli Tax Withholding. (i) The receipt of a written ruling, confirmation or instruction of the ITA with respect to holders of Company Shares (other than recipients covered under the 102 Tax Ruling), which may include or be included in the 104H Tax Ruling and/or the 102 Tax Ruling, either (A) exempting Newco, the Exchange Agent, the Surviving Company 1 and their respective agents from any obligation to withhold Israeli Tax at source from the Company Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Newco, the Exchange Agent, the Surviving Company 1 and their respective agents on how such withholding at source is to be executed and (ii) The 104H Tax Ruling and the 102 Tax Ruling, to the extent required, shall have been obtained.

(j) DDTC. At least sixty days shall have passed since the filing of the ITAR Notification.

(k) CFIUS Approval. CFIUS Approval of the Transactions contemplated by this Agreement shall have been received.

Section 7.2. Conditions to Obligations of Pubco. The obligations of Pubco to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by Pubco to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of the Company, Newco and/or the Merger Subs set forth in Section 3.1(a) (other than the last sentence thereof) (Qualification, Organization, etc.), the first sentence of Section 3.1(b) (Qualification, Organization, etc.), Section 3.2 (Capitalization), Section 3.3 (Corporate Authority), and Section 3.21 (Finders and Brokers) (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.7(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (C) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (C), where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company and Newco. The obligations, covenants and agreements of the Company and/or Newco to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) No Company Material Adverse Effect. A Company Material Adverse Effect shall not have occurred on or after the date of this Agreement that is continuing.

(d) Company Officer’s Certificate. Pubco shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of the Company certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied.

Section 7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of Pubco set forth in Section 4.1(a) (other than the last sentence thereof) (Qualification, Organization, etc.), the first sentence of Section 4.1(b) (Qualification, Organization, etc.), Section 4.3 (Corporate Authority), Section 4.13 (Litigation), Section 4.21 (Opinion of Financial Advisor), Section 4.22 (Takeover Statues; Anti-Takeover Laws) and Section 4.24 (Finders and Brokers) (in each case, without giving effect to any qualification as to materiality or Pubco Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Pubco set forth in Section 4.2(a) (Capitalization), Section 4.2(b) (Capitalization), Section 4.2(c) (Capitalization), and Section 4.2(d) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of Pubco set forth in Section 4.8(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (D) the other representations and warranties of Pubco set forth in this Agreement (without giving effect to any qualification as to materiality or Pubco Material Adverse Effect contained therein) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Pubco Material Adverse Effect contained therein,) have not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(b) Performance of Obligations of Pubco. The obligations, covenants and agreements of Pubco to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) No Pubco Material Adverse Effect. A Pubco Material Adverse Effect shall not have occurred on or after the date of this Agreement that is continuing.

(d) Pubco Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of Pubco certifying that each of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) has been satisfied.

(e) Board Appointments. Pubco shall have complied in all respects with its obligations under Section 6.21.

(f) Minimum Cash Balance. Pubco shall have a balance of cash immediately prior to the Closing (the “Closing Cash”) of at least $110,000,000.

(g) IIA Undertaking. At or prior to the Closing, Newco shall have executed and delivered an IIA undertaking to the Company, substantially in the form attached hereto as Annex K.

(h) FDI Approvals. The NSIA Condition shall have been satisfied and the foreign direct investment approvals (the “FDI Approvals”) set forth on Section 7.3(h) of the Company Disclosure Schedule shall have been received.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time before the Closing, as follows:

(a) by mutual written consent of Newco, Pubco and the Company; or

(b) by either the Company or Pubco:

(i) if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(ii) if the Closing has not occurred on or before August 13, 2026 (the “Outside Date”); provided that if as of such date the conditions set forth in Section 7.1(d) or Section 7.1(e) (to the extent relating to any Regulatory Law) shall not have been satisfied or waived, but all of the other conditions set forth in Article VII have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then either of Pubco or the Company may, in its sole discretion, extend the Outside Date on up to three months, by providing the other Party with written notice thereof on or before the then effective Outside Date (and such date, as so extended, shall be the Outside Date), it being agreed that there shall be no more than two extension pursuant to this proviso in the aggregate for all Parties; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Transactions to be consummated by the Outside Date; or

(iii) if the Company Shareholder Approval shall not have been obtained upon a vote held at a duly held Company Shareholders Meeting, or at any adjournment or postponement thereof; or

(c) by the Company:

(i) in the event that (A) Pubco shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Pubco set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), in a manner that would give rise to the failure of a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Pubco before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);

(ii) if prior to obtaining the Pubco Stockholder Approval, the Pubco Board of Directors shall have effected a Pubco Change of Recommendation; or

(iii) Pubco has materially breached Section 5.4; or

(iv) if, within twenty four (24) hours after the execution and delivery of this Agreement by the Parties, the Pubco Stockholder Written Consent has not been executed and delivered to the Company; or

(d) by Pubco:

(i) in the event that (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), in a manner that would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Pubco of such breach, failure to perform, violation or inaccuracy; provided that Pubco shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Pubco is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c); or

(ii) if prior to obtaining the Company Shareholder Approval, the Company Board of Directors shall have effected a Company Change of Recommendation; or

(iii) the Company has materially breached Section 5.3.

Section 8.2. Effect of Termination.

(a) Written notice of termination pursuant to Section 8.1 shall be given to the non-terminating Party, specifying the provisions hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of the Parties, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “fraud” shall mean intentional common law fraud under Delaware law with respect to the making of a representation or warranty contained in this Agreement (or any certificate delivered pursuant to this Agreement) with the actual knowledge that such representation or warranty was false when made, and “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b) Termination Fee.

(i) If (A) Pubco or the Company terminates this Agreement pursuant to Section 8.1(b)(ii), Pubco or the Company terminates this Agreement pursuant to Section 8.1(b)(iii), or Pubco terminates this Agreement pursuant to Section 8.1(d)(i), (B) prior to the date of such termination (or prior to the Company Shareholders Meeting in the case of termination pursuant to Section 8.1(b)(iii)), a Company Acquisition Proposal is made to the Company Board of Directors, the Company’s management or the Company Shareholders or otherwise becomes publicly known, or any Person publicly proposes or announces an intention to make a Company Acquisition Proposal and (C) such Company Acquisition Proposal is consummated within nine (9) months of such termination or a definitive agreement with respect to such Company Acquisition Proposal is entered into within nine (9) months of such termination (and is subsequently consummated, regardless of when such consummation occurs), then on or prior to the date such Company Acquisition Proposal is consummated, the Company shall pay to Pubco a fee of $15,000,000 in cash (the “Company Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii) If (A) Pubco terminates this Agreement pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) at a time when Pubco would be permitted to terminate this Agreement pursuant to Section 8.1(d)(ii), within two (2) Business Days after such termination, the Company shall pay to Pubco the Company Termination Fee.

(iii) [intentionally omitted].

(iv) In the event any amount is payable by the Company pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), such amount shall be paid, at the sole election of the Company by (x) wire transfer of immediately available funds to an account designated in writing by Pubco or (y) issuing Company Preferred Shares to Pubco (A) with an aggregate value equal to $15,000,000 with such Company Preferred Shares valued at a value equal to the Deemed Value and (B) on terms consistent with the terms of the most recent issuance of Company Preferred Shares by the Company to its preferred shareholders. For purposes of this Agreement, “Deemed Value” means an amount equal to $1,500,000,000 divided by the number of Company Shares issued and outstanding as of the date of such calculation. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(v) If (A) Pubco or the Company terminates this Agreement pursuant to Section 8.1(b)(ii), or the Company terminates this Agreement pursuant to Section 8.1(c)(i), (B) prior to the date of such termination, a Pubco Acquisition Proposal is made to the Pubco Board of Directors, Pubco’s management or Pubco’s stockholders or otherwise becomes publicly known, or any Person publicly proposes or announces an intention to make a Pubco Acquisition Proposal and (C) such Pubco Acquisition Proposal is consummated within nine (9) months of such termination or a definitive agreement with respect to such Pubco Acquisition Proposal is entered into within nine (9) months of such termination (and is subsequently consummated, regardless of when such consummation occurs) (in each case, only if such Pubco Acquisition Proposal is the same as the original Pubco Acquisition Proposal), then on or prior to the date that such Pubco Acquisition Proposal is consummated, Pubco shall pay to the Company a fee of $15,000,000 in cash (the “Pubco Termination Fee”). Solely for purposes of this Section 8.2(b)(v), the term “Pubco Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(vi) If (A) the Company terminates this Agreement pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(c)(iv) or (B) Pubco terminates this Agreement pursuant to Section 8.1(b)(ii) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(c)(ii), within two (2) Business Days after such termination, Pubco shall pay to the Company the Pubco Termination Fee.

(vii) In the event any amount is payable by Pubco pursuant to Section 8.2(b)(v) or Section 8.2(b)(vi), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, in no event shall Pubco be obligated to pay the Pubco Termination Fee on more than one occasion.

(viii) For the avoidance of doubt, the Company shall not be permitted or entitled to receive the Pubco Termination Fee under this Section 8.2 in any circumstance in which the SAFE 1 has been extinguished pursuant to the terms of the SAFE 1, in which case, the Purchase Amount (as defined in the SAFE 1) paid under the SAFE 1 shall be deemed as Pubco Termination Fee under this Section 8.2.

(c) The Parties agree that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to Section 8.2, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in Section 8.2 and the specific performance remedies set forth in Section 9.12 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Pubco and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers to be consummated, except in the case of fraud or willful breach of any covenant, agreement or obligation (in which case only Pubco shall be liable for damages for such fraud or willful breach), and upon payment of such amount, none of Pubco and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, stockholders, managers, members, Representatives or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Pubco in the case of fraud or willful breach of any covenant, agreement or obligation; and (ii) Pubco and its Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers to be consummated, except in the case of fraud or willful breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or willful breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, Representatives or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or willful breach of any covenant, agreement or obligation. For the avoidance of doubt, while Pubco may pursue both a grant of specific performance of the Company’s obligations to consummate the Mergers in accordance with Section 9.12(b) and the payment of the Company Termination Fee under this Section 8.2, under no circumstances shall Pubco be permitted or entitled to receive both a grant of such performance requiring the Company to consummate the Mergers and to pay the Company Termination Fee (if entitled under this Section 8.2). For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the Pubco’s obligations to consummate the Mergers in accordance with Section 9.12(b) and the payment of the Pubco Termination Fee under this Section 8.2, under no circumstances shall the Company be permitted or entitled to receive both a grant of such performance requiring the Pubco to consummate the Mergers and to pay the Pubco Termination Fee (if entitled under this Section 8.2).

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Pubco, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Pubco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Pubco or the Company, as applicable. No failure or delay by the Company or Pubco in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2. Non-Survival of Representations and Warranties

. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3. Expenses

. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 9.4. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving Party, otherwise upon the following Business Day after receipt of proof of delivery; (c) if sent by e-mail including by a .pdf, .tif, .gif, ..jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted; (d) if sent by e-mail including by a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties:

if to Newco, Merger Sub 1 or Merger Sub 2, to:

Xtend AI Robotics, Inc.

7 Habarzel St

Tel Aviv-Yafo, 6971011

Email: [**]

Attention: Aviv Shapira and Mor Swiel

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Email: [**]

Attention: Gil Savir

and

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Email: [**]

Attention: Steve Camahort

if to Pubco, to:

JFB Construction Holdings

1300 S. Dixie Hwy, Suite B

Lantana, FL 33462

Email: [**]

Attention: Joe Basile

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Email: [**]

Attention: Ross Carmel

if to the Company, to:

XTEND Reality Expansion Ltd.

7 Habarzel St

Tel Aviv-Yafo, 6971011

Email: [**]

Attention: Aviv Shapira and Mor Swiel

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Email: [**]

Attention: Gil Savir

and

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Email: [**]

Attention: Steve Camahort

Section 9.5. Interpretation.

(a) All article, section, subsection, annex, schedule and exhibit references used in this Agreement are to articles, sections and subsections of, and annexes, schedules and exhibits to, this Agreement unless otherwise specified. The annexes, exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). The word “or” is not exclusive, and shall be interpreted as “and/or”. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa. The words “include,” “includes” or “including” mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear. The words “shall” and “will” have the same meaning. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(c) A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(d) References to any Person include references to such Person’s successors and permitted assigns.

(e) Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(f) Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

(g) Each Party acknowledges that it and its counsel have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this Agreement.

(h) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(i) All monetary figures shall be in United States dollars unless otherwise specified.

(j) The phrases “furnished,” “provided,” “delivered,” “made available” and similar terms when used with respect to information, materials or documents:

(i) in respect of the Company or any Company Subsidiary, mean that such information, materials or documents have been posted (in a form fully visible to Pubco and its Representatives) to the electronic data site established by the Company captioned “project X Wing,” hosted by Datasite, at lease twenty four (24) hours prior to the date of this Agreement; and

(ii) in respect of Pubco or any Pubco Subsidiary, mean that such information, materials or documents have been posted (in a form fully visible to the Company and its Representatives) to the electronic data site established by Pubco captioned “American Ventures 10.03.2025,” hosted by Dropbox, at least three twenty four (24) hours prior to the date of this Agreement or (y) made publicly available in the Pubco SEC Documents at least twenty four (24) hours prior to the date of this Agreement.

Section 9.6. Counterparts. This Agreement may be executed in multiple counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.7. Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter, the Pubco Disclosure Letter, the Company Shareholder Support Agreement, Pubco Stockholder Support Agreements, SAFE 1, SAFE 2, Newco A&R Charter, Newco A&R Bylaws, and IIA Undertaking) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Company, Pubco and Newco shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.5, nothing in this Agreement (including the Company Disclosure Letter and the Pubco Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person (other than the Parties) any rights or remedies hereunder or thereunder.

Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers are not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.9. Governing Law; Jurisdiction.

(a) This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Mergers, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws (without limitation of the reference to the laws of the State of Delaware in Section 5.3).

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the Transactions that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 9.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers or the other Transactions) are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XTEND AI ROBOTICS, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

JFB CONSTRUCTION HOLDINGS

By	/s/ Joseph F. Basile III
Name:	Joseph F. Basile III
Title:	Chief Executive Officer

XT MERGER SUB 2, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

XTEND REALITY EXPANSION LTD.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Co-Founder and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“102 Options” means Company Options subject to tax in accordance with Section 102(b)(2) or 102(b)(3) of the Ordinance.

“102 Shares” means Company Shares issued upon exercise of 102 Options and deposited with the 102 Trustee.

“102 Trustee” means IBI Trusts Management Ltd., the trustee nominated by the Company as trustee for the Company Equity Plans in accordance with Section 102.

“3(i) Options” means Company Options subject to Tax in accordance with Section 3(i) of the Ordinance.

“Academic Institution” means any institution, university, college, other academic or educational institution or research center.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable to the Company or Pubco, whichever is party thereto, than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision or otherwise prevent the counterparty from publicly disclosing any Company Acquisition Proposal or Pubco Acquisition Proposal (as applicable)) and (ii) do not in any way restrict the Company (or its Representatives) or Pubco (or its Representatives), whichever is party thereto, from complying with its disclosure obligations under this Agreement.

“Additional Amount” means a number of shares of Newco Common Stock equal to the product of the (i) Adjustment Amount and (ii) 0.136.

“Adjustment Amount” means the sum of (m) (i) zero (if the Closing Cash is greater than or equal to the sum of $110,000,000 plus the Post-Signing Pubco Funding Amount) or (ii) otherwise, the product of (A) 3.543 (the “Ratio”), multiplied by (B) the quotient of (x) the amount by which the sum of (1) $110,000,000 plus the Post-Signing Pubco Funding Amount exceeds (2) the Closing Cash divided by (y) the volume weighted average per Pubco share sale price for the Post-Signing Equity Financing Amount (the “VWAP”) plus (n) the product of (i) the amount by which (A) Pubco’s fully diluted share count at Closing exceeds (B) Pubco’s fully diluted share count based on the information set forth in Section 4.2 as increased to reflect shares issued in connection with the Post-Signing Equity Financing Amount (the “Capitalization True-Up Amount”). For illustrative purposes only, if the Post-Signing Pubco Funding Amount was $4,000,000, the Closing Cash was $112,000,000, the VWAP was $12.50, and the Capitalization True-Up Amount is zero, then the Adjustment Amount would be 566,880.

A-1

“Anti-Corruption Law” means any applicable Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, and the Israeli Penal Law-1977, the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002, the U.S. Bank Secrecy Act, USA Patriot Act and other U.S. legislation relating to money laundering and proceeds of crime, the Israeli Prohibition on Money Laundering Law, 2000 Prohibition of Financing of Terrorism Law, 5765-2005 and Combating Criminal Organizations Law, 5763-2003.

“Articles of Association” means the Seventh Amended and Restated Articles of Association of the Company, as in effect on the date hereof.

“Book-Entry Share” means a Company Share or Pubco Share, as applicable, in book-entry in the register of shareholders of the Company or stockholders of Pubco, as applicable, immediately prior to the Company Effective Time or Pubco Effective Time, as applicable.

“Business Day” means each day that is not a Friday, Saturday, Sunday or other day on which the Federal Reserve Bank of Lantana, Florida or banking corporations in Israel (pursuant to the directives of the Bank of Israel) are authorized or required by applicable Law to be closed.

“Call-in Notice” means a notice given by the UK Secretary of State under section 1(1) of the NSIA.

“Certificate” means a valid certificate or certificates which immediately prior to the Effective Times represented any Company Shares or Pubco shares.

“CFIUS Approval” means following the submission of the CFIUS Notice pursuant to the DPA (a) the Parties have received written notice from CFIUS that (i) the transactions contemplated by this Agreement are not a “covered transaction” pursuant to the DPA, or (ii) the Parties have received a written notice from CFIUS that it has concluded all action with respect to its review (or, if applicable, investigation) of the Transactions and that CFIUS has determined that there are no unresolved national security concerns; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision on the Transactions and either (i) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit, or place any limitations on the transactions contemplated by this Agreement has expired without any such action being threatened, announced, or taken, or (ii) the President has announced a decision not to take any action to suspend, prohibit, or place any limitations on the Transactions.

“CFIUS Notice” means a notice filed to CFIUS pursuant to the DPA, including 31 C.F.R. Part 800, Subpart E.

“Code” means the Internal Revenue Code of 1986, as amended.

A-2

“Company Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Pubco or any Pubco Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Company Data” mean all Personal Information, confidential information, proprietary information, intellectual property and any other information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used or otherwise processed by or on behalf of the Company.

“Company Equity Plans” means the XTEND 2019 Share Option Plan and the U.S. and Singapore sub-plans.

“Company Intellectual Property Rights” means any Intellectual Property Rights that are owned, used or practiced, or held for use or practice, by the Company or the Company Subsidiaries, including any Intellectual Property Rights incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by the Company or any Company Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Company Offering.

“Company Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated June 27, 2025, by and among the Company and the other parties thereto.

“Company IT Systems” means all computer, information technology and data processing systems, facilities, firmware, middleware, routers, hubs, switches, and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services owned, leased or licensed by the Company or any Company Subsidiary and otherwise used in the operation of the Company’s business.

A-3

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in Israel, United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which the Company and the Company Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in Israel, the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Pubco or any Pubco Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Pubco or any Pubco Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by Pubco or otherwise expressly required by this Agreement (other than pursuant to Section 5.1) (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of the Company or any of the Company Subsidiaries.

“Company Option” means each option to purchase Company Shares granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

A-4

“Company Permitted Liens” means any Lien (i) for Taxes not yet due or that are being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (iii) which is imposed on the underlying fee interest in real property subject to a real property lease; (iv) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (v that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (vii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; and (viii) Liens described on Annex A of the Company Disclosure Letter.

“Company Software” means all Software owned or purported to be owned by or developed (or currently being developed) by or for, or exclusively licensed to, the Company or the Company Subsidiaries.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the confidentiality agreement between Pubco and the Company.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or (b) damaging or destroying any data or file without a user’s consent.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other commitment or undertaking of any nature, in each case other than a Company Benefit Plan or a Pubco Benefit Plan.

“Contractor” means any consultant, independent contractor, or service provider (whether engaged directly or indirectly) of the Company or any of the Company Subsidiaries.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks, or any escalation or worsening of any of the foregoing (including subsequent waves).

A-5

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; (b) human health or safety; or (c) impose liability or responsibility with respect to any of the foregoing, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean that number of shares of Newco Common Stock that is payable per Ordinary Share and shall be set forth in the Company Consideration Schedule.

“Excluded Company Contracts” mean (i) Contracts between the Company or the Company Subsidiaries and its or their employees or contractors on the Company or the Company Subsidiaries’ standard form thereof; (ii) third party software that is generally available on standard commercial terms and is licensed to the Company or the Company Subsidiaries on a non-exclusive basis; (iii) non-disclosure agreements, (iv) licenses granted to service providers in connection with the receipt of services, and (v) non-exclusive licenses granted to the Company’s or the Company Subsidiaries’ customers in the ordinary course of business consistent with past practice.

“Excluded Pubco Contracts” mean (i) Contracts between the Pubco or the Pubco Subsidiaries and its or their employees or contractors on the Pubco or the Pubco Subsidiaries’ standard form thereof; (ii) third party software that is generally available on standard commercial terms and is licensed to the Pubco or the Pubco Subsidiaries on a non-exclusive basis; (iii) non-disclosure agreements, (iv) licenses granted to service providers in connection with the receipt of services; and (v) non-exclusive licenses granted to the Pubco’s or the Pubco Subsidiaries’ customers in the ordinary course of business consistent with past practice.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

A-6

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead or lead containing materials, polychlorinated biphenyls (or PCBs), dioxins, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart -Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all finance and capital lease obligations and all synthetic lease obligations (not including operating leases); (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances (in each case solely to the extent funds have been drawn and are payable thereunder); and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property” means any (a) technology, formulae, algorithms, procedures, processes, methods, subroutines, systems, techniques, ideas, know-how, trade secrets, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel and other information, research, and materials; (c) Proprietary Information and confidential information (including customer, subscriber and supplier lists, customer and supplier contact and registration information, customer correspondence and customer purchasing histories, and business and marketing plans and proposals); (d) specifications, designs, industrial designs, models, diagrams, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information (“Databases”); (g) Marks; (h) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (i) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

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“Intellectual Property License” means any license, sublicense, right, covenant, right or obligation of non-assertion, concurrent use agreement, settlement agreement, pre-rights declaration, co-existence agreement, agreement not to enforce or prosecute, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property or Intellectual Property Rights.

“Intellectual Property Rights” means any intellectual property rights anywhere in the world, whether statutory, common Law or otherwise including (a) Patents including issued patents and patent applications; (b) works of authorship and other copyrightable subject matter, including copyright registrations and applications to register copyrights; (d) industrial design rights and registrations of these rights and applications to register these rights; (e) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (f) rights with respect to domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), including registrations for Domain Names; (g) trade secret rights and rights with respect to Proprietary Information, including rights to limit the use or disclosure of Proprietary Information by any Person; (h) rights in or relating to applications, registrations, combinations, revisions, divisions, continuations, continuations-in-part, renewals, reissues, reversions, reexaminations, or extensions of any of the foregoing; (i) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation; and (j) any rights equivalent or similar to any of the foregoing.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iii) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; (v) the Israeli Defense Export Control Law, 5767-2007 and the orders and regulations promulgated thereunder including the Products and Services Declaration (Engagement in Encryption), 5734-1974, or from the Israeli Ministry of Economy, the Trade with the Enemy Ordinance, 1939, and any laws or regulation relating to import requirements or economic and trade sanction maintained by Israel; and (vi) export, import and customs Laws of other countries in which the Acquired Companies and their Subsidiaries have conducted and/or currently conduct business.

“ICL” means Sections 314-327 of the Companies Law 5759-1999 of the State of Israel. together with the rules and regulations promulgated thereunder.

“ITA” shall mean the Israel Tax Authority.

A-8

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Pubco Disclosure Letter with respect to Pubco and (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case of (a) and (b), after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Licensed IP” means all Company Intellectual Property Rights that are not Owned Company IP.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Material Company IP Agreements” means all Contracts concerning Intellectual Property Rights to which the Company or any Company Subsidiary is a party or beneficiary or by which the Company or any Company Subsidiary, or any of its properties or assets, may be bound, including all (i) licenses of Intellectual Property Rights by the Company or any Company Subsidiary to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any Company Subsidiary, (iii) Contracts between any Person and the Company or any Company Subsidiary relating to the transfer, development, maintenance or use of Intellectual Property Rights, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property Rights, excluding Excluded Company Contracts.

“Material Pubco IP Agreements” means all material Contracts concerning Intellectual Property to which the Pubco or any Pubco Subsidiary is a party or beneficiary or by which the Pubco or any Pubco Subsidiary, or any of its properties or assets, may be bound, including all (i) licenses of Intellectual Property by the Pubco or any Pubco Subsidiary to any Person, (ii) licenses of Intellectual Property by any Person to the Pubco or any Pubco Subsidiary, (iii) Contracts between any Person and the Pubco or any Pubco Subsidiary relating to the transfer, development, maintenance or use of Intellectual Property, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property, excluding Excluded Pubco Contracts.

A-9

“Multiemployer Plan” means a “multiemployer plans” (within the meaning of Section 3(37) of ERISA).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“NRS” means the Nevada Revised Statutes.

“NSIA” means the UK National Security and Investment Act 2021, together with all associated secondary legislation and regulations.

“NSIA Condition” means the submission by the Purchaser of a mandatory notice in relation to the Transactions (“NSIA Notice”) in accordance with the requirements of the NSIA and this Agreement to the Investment Security Unit (“ISU”) and either: (i) following the submission of the NSIA Notice, the UK Secretary of State notifying the Purchaser pursuant to section 14(8)(b)(ii) of the NSIA that no further action will be taken in relation to the Transactions; or (ii) in the event that a Call-in Notice is given in relation to the Transactions, the UK Secretary of State giving a final notification confirming that no further action will be taken in relation to Transactions under section 26 of the NSIA.

“Open Source Software” means any Software or other Intellectual Property that is subject to or licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version] 5721—1961, as amended, and the rules and regulations promulgated thereunder.

“Owned Company IP” means all Registered Company Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, the Company or any Company Subsidiary.

“Owned Pubco IP” means all Registered Pubco Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, the Pubco or any Pubco Subsidiary.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means a natural Person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural Person or that, in combination with other reasonably available data, can be used to identify or locate a natural Person or defined under any Privacy Law as “personal data,” “personal information,” “personally identifiable information” or other similar term.

A-10

“Post-Signing Pubco Funding Amount” means the amount of aggregate proceeds paid by equity and equity-linked investors to Pubco between the date hereof and Closing (the “Post-Signing Equity Financing Amount”) that is not onward funded by Pubco to the Company pursuant to the SAFE 1, which shall initially equal the amount by which the Aggregate Signing PIPE Amount exceeds the Signing PIPE Onward Funding Amount.

“Privacy Law” means, to the extent applicable to the Company or a Company Subsidiary, (i) any Law or guidance issued by any Governmental Entity relating to the privacy, security or Processing of Personal Information, (ii) the Payment Card Industry Data Security Standard, (iii) any self-regulatory guidelines or rules relating to the Processing of Personal Information, and (iv) any Law relating to call or electronic monitoring or recording or outbound calling, text messaging, faxing or email marketing.

“Proceedings” means all actions, suits, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Process” means any operation performed on Personal Information, including collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer (including cross-border transfer), protection, disclosure, destruction or disposal. “Processing”, “Processed” and words of similar import have the same meaning.

“Proprietary Information” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Pubco Acquisition Proposal” means any offer, proposal or indication of interest from a Person at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of Pubco (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of Pubco (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Pubco and a Person pursuant to which the stockholders of Pubco immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of Pubco and its Subsidiaries (measured by the fair market value thereof).

“Pubco Contractor” means any consultant, independent contractor, or service provider (whether engaged directly or indirectly) of the Pubco or any of the Pubco Subsidiaries.

A-11

“Pubco Data” means all Personal Information, confidential information, proprietary information, intellectual property and any other information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used or otherwise processed by or on behalf of the Pubco.

“Pubco Equity Plans” means JFB Construction Holdings 2024 Equity Incentive Plan.

“Pubco Intellectual Property Rights” means any Intellectual Property Rights owned, used or practiced, or held for use or practice, by the Pubco or the Pubco Subsidiaries, including any Intellectual Property incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by the Pubco or any Pubco Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Pubco Offering.

“Pubco IT Systems” means all computer, information technology and data processing systems, facilities, firmware, middleware, routers, hubs, switches, and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services owned, leased or licensed by the Pubco or any Pubco Subsidiary and otherwise used in the operation of the Pubco’s business.

“Pubco Licensed IP” means all Pubco Intellectual Property Rights that are not Owned Pubco IP.

“Pubco Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Pubco and the Pubco Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Pubco Material Adverse Effect or shall be taken into account when determining whether a Pubco Material Adverse Effect exists or has occurred: (a) any changes in Israel, United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which Pubco and the Pubco Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in Israel, the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Pubco to meet any internal or published projections, estimates or expectations of Pubco’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Pubco to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Pubco Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions or to address the consequences of litigation); (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; and (j) any changes in Pubco’s stock price or the trading volume of Pubco’s stock or any change in the ratings or ratings outlook for Pubco or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Pubco Material Adverse Effect” may be taken into account); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Pubco or any Pubco Subsidiary relative to other companies operating in the industry in which Pubco and the Pubco Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Pubco Material Adverse Effect exists or has occurred.

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“Pubco Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of the Pubco or any of the Pubco Subsidiaries.

“Pubco Option” means each option to purchase Pubco Class A Common Stock granted under any Pubco Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

“Pubco Permitted Liens” means any Lien (i) for Taxes not yet due or that are being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) is specifically disclosed on the most recent consolidated balance sheet of Pubco or the notes thereto included in the Pubco SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease and for which a non-disturbance agreement in customary form has been obtained and is in full force and effect; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by Pubco or any Pubco Subsidiary; and (ix) Liens described on Annex A of the Pubco Disclosure Letter.

“Pubco Related Party Contract” means any Contracts (excluding any indemnification, compensation benefit plans, employment or other similar arrangements) or other transactions between the Pubco or any Pubco Subsidiaries, on the one hand, and any director, officer, and any record or beneficial owner of five percent (5%) or more of the number or voting power of any securities of the Pubco, on the other hand, including the Registration Rights Agreement.

“Pubco RSU” means each restricted stock unit award relating to Pubco Class A Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Pubco Service Provider” means any officer, director, employee or Pubco Contractor of the Pubco or any Pubco Subsidiary.

“Pubco Software” means all Software owned or purported to be owned by or developed (or currently being developed) by or for, or exclusively licensed to, the Pubco or the Pubco Subsidiaries.

“Pubco Subsidiaries” means the Subsidiaries of Pubco.

“Pubco Superior Proposal” means a bona fide, written Pubco Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to fifty percent (50%)) by a third party, which the Pubco Board of Directors determines in good faith after consultation with Pubco’s outside legal counsel and financial advisors to be more favorable to the stockholders of Pubco from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by the Company pursuant to Section 5.4)).

“Registered Company Intellectual Property Rights” means (a) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, copyright registrations, applications for copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by the Company or any Company Subsidiary, and (b) any other applications, registrations, recordings and filings filed by or on behalf of the Company or any Company Subsidiary (or otherwise authorized by or in the name of the Company or any Company Subsidiary) with respect to any Company Intellectual Property Rights.

A-13

“Registered Pubco Intellectual Property Rights” means (a) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, Copyright registrations, applications for Copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by the Pubco or any Pubco Subsidiary, and (b) any other applications, registrations, recordings and filings filed by or on behalf of the Pubco or any Pubco Subsidiary (or otherwise authorized by or in the name of the Pubco or any Pubco Subsidiary) with respect to any Pubco Intellectual Property Rights.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated September 26, 2025, between Pubco and the signatories thereto.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States or (b) investments by entities that are deemed a foreign entity for purposes of any applicable Law or regulation.

“Related Party Contract” means any Contracts (excluding any indemnification, compensation benefit plans, employment or other similar arrangements) or other transactions between the Company or any Company Subsidiaries, on the one hand, and any director, officer, and any record or beneficial owner of five percent (5%) or more of the number or voting power of any securities of the Company, on the other hand, including the Company Investors’ Rights Agreement.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Revenues” means the revenues of the Company as recognized and presented in the Company’s consolidated financial statements in accordance with U.S. GAAP, consistently applied, including ASC 606 (Revenue from Contracts with Customers).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by the United States (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury or any Governmental Authority with jurisdiction over the Acquired Entities and their Subsidiaries.

“Sanctions Target” means any Person that is the subject or target of any Sanctions, including any Person: (a) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, any person define as “enemy” under the Israeli Trade with the Enemy Ordinance – 1939; or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other Governmental Authority that enforces Sanctions with jurisdiction over the Acquired Entities and their Subsidiaries, or the State of Israel; (b) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (a “Sanctioned Jurisdiction”) (including, without limitation, Cuba, Iran, North Korea, the Crimea, Donetsk, and Luhansk regions of Ukraine, and prior to July 1, 2025, Syria and Lebanon); or (c) owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a)-(b).

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“SEC” means the United States Securities and Exchange Commission.

“Section 102” means Section 102 of the Ordinance.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service Provider” means any officer, director, employee or Contractor of the Company or any Company Subsidiary.

“Software” means all (a) computer programs, including all software implementations of algorithms, code, programs, applications, APIs, models, methodologies and implementations thereof (including mobile phone applications, HTML code, firmware and other software embedded in hardware devices), whether in Source Code or object code or machine readable form; (b) Databases, data and metadata; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, information and know-how related to any of the foregoing, including user manuals and other training documentation.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.

“Tax” or “Taxes” means any U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, in each case in the nature of a tax and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

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Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
102 Tax Ruling	Section 6.19(b)
104H Tax Ruling	Section 6.19(c)
AI Technologies	Section 3.13(o)(iii)
Aggregate Premium	Section 6.5(c)
Aggregate Signing PIPE Funding Amount	Recitals
Agreement	Preamble
Base Amount	Section 6.5(c)
Capital Investment Law	Section 3.11(r)
Closing	Section 1.3
Closing Company Equityholders	Section 2.6(a)
Closing Date	Section 1.3
Collective Bargaining Agreement	Section 3.10(a)
Companies Registrar	Section 1.4
Company	Preamble
Company Acquisition Agreement	Section 5.3(a)
Company Benefit Plan	Section 3.9(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Cancelled Shares	Section 2.1(a)(iii)
Company Capitalization Date	Section 3.2(b)
Company Change of Recommendation	Section 5.3(a)
Company Certificate of Merger	Section 1.4(a)
Company Consideration Schedule	Section 2.1(a)(i)
Company Developed AI	Section 3.13(o)(iii)
Company Disclosure Letter	Article III
Company Effective Time	Section 1.4(a)
Company Leases	Section 3.15
Company Merger	Recitals
Company Merger Consideration	Section 2.1(a)(i)
Company Permits	Section 3.8(b)
Company Privacy Commitments	Section 3.14(a)
Company Shareholder Approval	Section 3.3(b)
Company Shareholder Support Agreement	Recitals
Company Shareholders Meeting	Section 5.5(e)
Company Shareholders	Recitals
Company Shares	Section 2.1(a)(i)
Company Termination Fee	Section 8.2(b)(ii)
Converted Newco RSU	Section 2.3(b)
Converted Newco Stock Option	Section 2.3(a)
Converted Pubco RSU	Section 2.3(b)(i)
Databases	Annex A
Data Breach	Section 3.14(b)
DOJ	Section 6.2(b)
Domain Names	Annex A
Enforceability Limitations	Section 3.3(d)
Effective Times	Section 1.4(b)
Exchange Agent	Section 2.2(a)
Exchange Agent Undertaking	Section 2.4(b)
Exchange Fund	Section 2.2(a)
Export Approvals	Section 3.8(f)
FCPA	Annex A
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
Indemnified Parties	Section 6.5(a)
Intended U.S. Tax Treatment	Recitals
Material Contracts	Section 3.16(a)
Material Customer	Section 3.18(a)
Material Customer Agreement	Section 3.18(a)
Material Vendor	Section 3.18(b)
Material Vendor Agreement	Section 3.18(b)
Merger	Recitals
Merger Proposal	Section 6.16(a)(i)
Merger Proposal Submission Date	Section 6.16(a)(i)
Merger Sub 1	Recitals
Merger Sub 2	Preamble
Merger Subs	Preamble
Merger Sub 1 Shares	Section 2.1(a)(iii)
Merger Sub 2 Shares	Section 2.1(b)(v)
Mergers	Recitals
Newco	Recitals
Newco A&R Bylaws	Section 1.5(a)
Newco A&R Charter	Section 1.5(a)
Newco Common Stock	Recitals
Newco Equity Plan	Section 2.7(a)
Newco ESPP	Section 2.7(b)
Newco Stock Issuance	Recitals
OFAC	Annex A
Outside Date	Section 8.1(b)(ii)

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Party	Recitals
Payor	Section 2.4(a)
Pubco	Preamble
Pubco Acquisition Agreement	Section 5.4(a)
Pubco Board of Directors	Recitals
Pubco Board Recommendation	Recitals
Pubco Cancelled Shares	Section 2.1(b)(iv)
Pubco Certificate of Merger	Section 1.4(a)
Pubco Change of Recommendation	Section 5.4(a)
Pubco Class A Common Stock	Section 4.2(a)
Pubco Class B Common Stock	Section 4.2(a)
Pubco Disclosure Letter	Article IV
Pubco Effective Time	Section 1.4(a)
Pubco Merger	Recitals
Pubco Merger Consideration	Section 2.1(b)(i)
Pubco Preferred Stock	Section 4.2(a)
Pubco Privacy Commitments	Section 4.15(a)
Pubco Shares	Section 2.1(b)(i)
Pubco Stockholder Support Agreement	Recitals
Pubco Stockholders	Recitals
Pubco Termination Fee	Section 8.2(b)(v)
Parties	Preamble
Party	Preamble
Payor	Section 2.4(a)
Registration Statement	Section 5.5(b)
Sanctions	Annex A
Sarbanes-Oxley Act	Section 4.5(a)
Section 102 Plan	Section 3.11(1)
Signing PIPE Onward Funding Amount	Recitals
Surviving Company 1	Section 1.1(a)
Surviving Company 2	Section 1.1(b)
Takeover Statute	Section 6.6
Tax Rulings	Section 6.19(c)(ii)
Third Party AI	Section 3.13(o)(iii)
Transactions	Recitals
Valid Tax Certificate	Section 2.4(b)
VAT	Section 3.11(q)
Withholding Drop Date	Section 2.4(b)

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